Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BETWEEN
CITIZENS COMMUNITY BANCORP, INC.
AND
WELLS FINANCIAL CORP.

Dated as of March 17, 2017

TABLE OF CONTENTS

ARTICLE I	THE MERGER AND RELATED MATTERS	1

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF CCBI	10

Table of Contents (continued)

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	22

ARTICLE IV	COVENANTS RELATING TO CONDUCT OF BUSINESS	43

Section 4.1	Conduct of Business Pending the Merger	43
Section 4.2	No Solicitation	47
Section 4.3	Third Party Standstill Agreements	51

Table of Contents (continued)

ARTICLE V	ADDITIONAL AGREEMENTS	51

ARTICLE VI	CONDITIONS PRECEDENT TO THE MERGER	60

Section 6.1	Conditions to Each Party's Obligation to Effect the Merger	60
Section 6.2	Conditions to Obligations of the Company to Effect the Merger	61
Section 6.3	Conditions to Obligations of CCBI to Effect the Merger	61

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	62

Section 7.1	Termination	63
Section 7.2	Effect of Termination	64
Section 7.3	Amendment	64
Section 7.4	Waiver	64

Table of Contents (continued)

ARTICLE VIII	GENERAL PROVISIONS	65

EXHIBITS AND SCHEDULES

Exhibit A        Form of Letter Agreement
Exhibit B        Form of Bank Agreement and Plan of Merger

TABLE OF DEFINED TERMS

Defined Term	Section
2016 Audited Financial Statements	Section 3.5(b)
2016 Financial Statements	Section 3.5(b)
2016 Unaudited Financial Statements	Section 3.5(b)
Acceptable Confidentiality Agreement	Section 4.2(a)
Acquisition Transaction	Section 4.2(e)(i)
Actions	Section 2.5(a)
Affiliate	Section 8.10
Agreement	Introduction
Application	Section 8.10
Articles of Merger	Section 1.3
Attic	Section 1.4(c)(i)(B)(4)
Bank Merger	Section 1.2
Bank Merger Agreement	Section 1.2
Basement	Section 1.4(c)(i)(B)(2)
BHCA	Section 8.10
Burdensome Condition	Section 5.5(b)
Business Day	Section 8.10
Cash Consideration	Section 1.4(c)(i)(A)
Cause	Section 8.10
CCBI	Introduction
CCBI Articles of Incorporation	Section 1.1(c)
CCBI Bank	Recitals
CCBI Bylaws	Section 1.9(b)(iii)
CCBI Bank Articles of Association	Section 1.9(b)(iv)
CCBI Closing Price	Section 1.4(c)(iii)
CCBI Common Stock	Section 2.3
CCBI Letter	Article II
CCBI Loans	Section 2.15(a)
CCBI Permits	Section 2.11
CCBI Plans	Section 2.13(a)
CCBI SEC Documents	Section 2.8(a)
CCBI Stock Plans	Section 2.3
CDARS Deposits	Section 3.18(e)
Ceiling	Section 1.4(c)(i)(B)(1)
Ceiling Stock Value	Section 1.4(c)(i)(B)(4)
Classified Loans	Section 2.15(b)
Closing	Section 1.9(a)
Closing Date	Section 1.9(a)
Code	Section 8.10
Company	Introduction
Company Adverse Recommendation Change	Section 4.2(c)
Company Articles of Incorporation	Section 1.9(c)(i)

TABLE OF DEFINED TERMS

Defined Term	Section
Company Bank	Recitals
Company Bylaws	Section 1.9(c)(iii)
Company Cancelled Shares	Section 1.4(b)
Company Common Stock	Recitals
Company Deposits	Section 3.18(a)
Company Equity Plans	Section 3.2(a)
Company Filings	Section 3.5(a)
Company Letter	Article III
Company Loans	Section 3.17(a)
Company Material Contracts	Section 3.11(b)
Company Permits	Section 3.8
Company Plans	Section 3.12(a)
Company Recommendation	Section 5.2
Company SEC Documents	Section 3.5(a)
Company Stock Options	Section 3.2(a)
Confidentiality Agreement	Section 5.3(c)
Constituent Corporations	Introduction
Contract	Section 3.2(a)
Delinquent Loan	Section 2.15(b)
Dissenting Shares	Section 1.4(c)(iv)
Dissenting Shareholder	Section 1.4(c)(iv)
Effective Time	Section 1.3
Eligible Employee	Section 5.10(d)
Environmental Laws	Section 2.14
ERISA	Section 2.13(a)
ERISA Affiliate	Section 2.13(a)
ESOP	Section 3.2(a)
Exchange Act	Section 2.4
Exchange Agent	Section 1.5
Exchange Fund	Section 1.5
Exchange Ratio	Section 1.4(c)(i)(B)
FDIC	Section 8.10
Floor	Section 1.4(c)(i)(B)(1)
Floor Stock Value	Section 1.4(c)(i)(B)(2)
Form 10-K	Section 2.8(a)
Form S-4	Section 5.1(a)
GAAP	Section 2.8(a)
Governmental Entity	Section 2.4
Intellectual Property Rights	Section 3.15(a)
Interest Rate Instruments	Section 3.20
Investments	Section 3.19(a)
IRS	Section 2.12

TABLE OF DEFINED TERMS

Defined Term	Section
Knowledge of CCBI	Section 8.10
Knowledge of Company	Section 8.10
Law	Section 8.10
Letter Agreements	Recitals
Letter of Transmittal	Section 1.6(a)
Liens	Section 3.2(b)
Material Adverse Change	Section 8.10
Material Adverse Effect	Section 8.10
Maximum Premium	Section 5.8(b)
MBCA	Section 1.1(a)
MDAT	Section 1.3
MDOC	Section 3.3(b)
Merger	Section 1.1(a)
Merger Consideration	Section 1.4(c)(ii)
MGCL	Section 1.1(a)
NASDAQ	Section 1.4(c)(iii)
NBA	Section 2.1
New Certificates	Section 1.4(c)(ii)
Notice of Adverse Recommendation	Section 4.2(d)
OCC	Section 8.10
Old Certificate	Section 1.4(c)(ii)
Order	Section 8.10
OREO	Section 2.15(b)
Organizational Documents	Section 3.3(a)
OTC Markets	Section 3.5(a)
Owned Properties	Section 3.16(a)
Person	Section 8.10
Proxy Statement / Prospectus	Section 2.9
Regulation O	Section 8.10
Regulation W	Section 8.10
Related Person(s)	Section 8.10
Representatives	Section 4.2(a)
Requisite Regulatory Approvals	Section 5.5(a)
Restricted Stock Award	Section 3.2(a)
Sarbanes-Oxley Act	Section 2.8(b)
SEC	Section 5.1(f)
Securities Act	Section 8.10
Specified Requisite Regulatory Approval	Section 8.10
St. James	Section 5.8(e)
State Takeover Approvals	Section 2.4
Stock Consideration	Section 1.4(c)(i)(B)
Shareholder Meeting	Section 5.2

TABLE OF DEFINED TERMS

Defined Term	Section
Subsidiaries	Section 8.10
Superior Proposal	Section 4.2(e)(ii)
Surrendering Person	Section 1.6(c)
Surviving Corporation	Section 1.1(a)
Takeover Proposal	Section 4.2(e)(iv)
Tax Return	Section 2.12
Taxes	Section 2.12
Termination Date	Section 7.1(d)
Termination Fee	Section 4.2(e)(v)
Third Party	Section 4.2(e)(iii)
USSBA	Section 2.15(d)
WARN Act	Section 3.14(b)
Worker Safety Laws	Section 2.14
Year of Service	Section 5.10(a)

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2017 (this “Agreement”), is by and between Citizens Community Bancorp, Inc., a Maryland corporation (“CCBI”), and Wells Financial Corp., a Minnesota corporation (the “Company” and together with CCBI, the Constituent Corporations”).
RECITALS
A.    The respective Boards of Directors of CCBI and the Company have approved and declared advisable the merger of the Company with and into CCBI, upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $.10 par value, of the Company (“Company Common Stock”) not owned directly or indirectly by CCBI or the Company will be converted into the right to receive the Merger Consideration (as hereinafter defined);
B.    The respective Boards of Directors of CCBI and the Company have determined that the Merger (as hereinafter defined) is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders and shareholders;
C.    In order to induce CCBI to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the directors and non-director executive officers of the Company are entering into agreements (the “Letter Agreements”), substantially in the form attached hereto as Exhibit A, pursuant to which, among other things, each such Person has agreed to vote in favor of this Agreement and the Merger;
D.    CCBI owns all of the issued and outstanding shares of capital stock of Citizens Community Federal N.A., a national bank (“CCBI Bank”), and the Company owns all of the issued and outstanding shares of capital stock of Wells Federal Bank, a bank chartered under the laws of the State of Minnesota (the “Company Bank”); and
E.    As part of the transactions contemplated hereby, the parties wish to provide for the merger of the Company Bank with and into CCBI Bank.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:
Article I
THE MERGER AND RELATED MATTERS
Section 1.1    The Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Minnesota Business Corporation Act (the “MBCA”) and the Maryland

General Corporation Law (the “MGCL”), the Company shall be merged with and into CCBI (the “Merger”) at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of the Company shall cease and CCBI shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the MBCA and the MGCL.
(b)    The Merger shall have the effects set forth in this Agreement, in Section 641 of the MBCA, and Section 3-114 of the MGCL.
(c)    At the Effective Time, the Articles of Incorporation of CCBI, as in effect immediately prior to the Effective Time, (the “CCBI Articles of Incorporation”), shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the CCBI Bylaws, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein, in the Articles of Incorporation of the Surviving Corporation or by applicable Law.
(d)    The directors and officers of CCBI at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Immediately prior to the Effective Time, each then-current director of the Company shall submit to the Company his or her written resignation as a director.
Section 1.2    Bank Merger. At the Closing, CCBI Bank and the Company Bank shall enter into the Bank Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit B (the “Bank Merger Agreement”). Pursuant to the Bank Merger Agreement, immediately following the Effective Time of the Merger, (i) the Company Bank will be merged with and into CCBI Bank (the “Bank Merger”), (ii) the separate corporate existence of the Company Bank will cease and (iii) CCBI Bank will continue as the surviving corporation in the Bank Merger and will succeed to and assume all the rights and obligations of the Company Bank, in each case as provided in the Bank Merger Agreement.
Section 1.3    Effective Time. The Merger shall become effective when articles of merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the MBCA and the MGCL, are filed with the Secretary of State of the State of Minnesota and the Department of Assessments and Taxation of the State of Maryland (the “MDAT”); provided, however, that, upon mutual consent of the Constituent Corporations, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than thirty (30) days after the date the Articles of Merger are filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Articles of Merger are filed or such later time established by the Articles of Merger. The Articles of Merger shall be filed on the Closing Date.
Section 1.4    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of CCBI, the Company or the holders of any securities of the Constituent Corporations:

(a)    Each share of CCBI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(b)    All shares of Company Common Stock that are held in the treasury of the Company or owned by any wholly-owned Subsidiary of the Company, by CCBI or by any wholly-owned Subsidiary of CCBI shall automatically be canceled and cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor (the “Company Cancelled Shares”).
(c)    (1)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Company Cancelled Shares and the Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:
(A)    $41.31 in cash (the “Cash Consideration”) for each share of Company Common Stock; and
(B)    .7636 share (as such may be adjusted pursuant to the terms of this section, the “Exchange Ratio”) of CCBI Common Stock (the “Stock Consideration”) for each share of Company Common Stock, subject to the application of the following provisions:
(1)    If the CCBI Closing Price is equal to or greater than $11.42 (the “Floor”) but less than $13.96 (the “Ceiling”), then no adjustment to the Exchange Ratio shall be made.
(2)    If the CCBI Closing Price is less than the Floor but equal to or greater than $9.00 (the “Basement”), then the Exchange Ratio shall be adjusted to equal the Floor Stock Value divided by the CCBI Closing Price. The “Floor Stock Value” means the product of the Floor and the Exchange Ratio set forth in Section 1.4(c)(i)(B).
(3)    If the CCBI Closing Price is less than the Basement, then the Exchange Ratio shall be adjusted to equal the Floor Stock Value divided by the Basement.
(4)    If the CCBI Closing Price is greater than the Ceiling but equal to or less than $16.38 (the “Attic”), then the Exchange Ratio shall be adjusted to equal the Ceiling Stock Value divided by the CCBI Closing Price. The “Ceiling Stock Value” means the product of the Ceiling and the Exchange Ratio set forth in Section 1.4(c)(i)(B).
(5)    If the CCBI Closing Price is greater than the Attic, then the Exchange Ratio shall be adjusted to equal the Ceiling Stock Value divided by the Attic.
(ii)    All of the shares of Company Common Stock converted into the right to receive the Cash Consideration and the Stock Consideration (the “Merger Consideration”) pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock held in book entry form) shall thereafter represent only the right to receive (i) the Merger Consideration in accordance with, and subject to, Section 1.4(c)(i), (ii) as provided in Section 1.4(c)(iii), cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.4(c)(ii), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 1.6(b). Old Certificates shall be exchanged for evidence of shares in book entry form or, at CCBI’s option, certificates (collectively referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) and the Cash Consideration upon the surrender of such Old Certificates in accordance with Section 1.6, without any interest thereon. If, prior to the Effective Time, the outstanding shares of CCBI Common Stock or Company Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration and to the Ceiling, Basement, Floor and Attic to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
(iii)    Notwithstanding anything to the contrary contained herein, New Certificates or scrip representing fractional shares of CCBI Common Stock shall not be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to CCBI Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of CCBI. In lieu of the issuance of any such fractional share, CCBI shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive a fractional share of CCBI Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise have been entitled to receive pursuant to Section 1.4(c)(i), and (ii) the CCBI Closing Price. As used herein, “CCBI Closing Price” shall mean the average closing price of CCBI Common Stock on the NASDAQ Global Market (“NASDAQ”) for the twenty (20) full trading days ending on the third Business Day preceding the Closing Date; provided that, only a day on which the CCBI Common Stock actually trades shall be considered a trading day. For purposes of determining any fractional share interest, all shares of Company Common Stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of CCBI Common Stock issuable to such Company shareholder.
(iv)    Notwithstanding anything to the contrary in this Agreement, each outstanding share of Company Common Stock the holder (a “Dissenting Shareholder”) of which has (A) not voted in favor of approval of the Merger, (B) demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and (C) as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the Dissenting Shareholder shall be entitled only to such rights as are granted by the MBCA. The Company shall give CCBI prompt notice upon receipt by the Company of any notice from a Dissenting Shareholder of the exercise of dissenters’ rights and of withdrawals of such notice and any other instruments provided pursuant to applicable Law, and CCBI shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of CCBI, voluntarily make any payment with respect to, or settle or offer to settle, any dissenters’ rights, or waive any failure to timely deliver a dissenters’ rights notice or the taking of any other action by a Dissenting Shareholder as may be necessary to perfect dissenters’ rights under the MBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Shareholder’s dissenters’ rights after the Effective Time, each share of Company Common Stock of such holder shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon in accordance with Section 1.4(c)(i).
(d)    Immediately prior to the Effective Time, each outstanding option for Company Common Stock shall be cancelled in exchange for a cash payment equal to the excess of $51.00 over the per share exercise price of the option, multiplied by the number of shares of Company Common Stock that may be purchased pursuant to such option
Section 1.5    CCBI to Make Merger Consideration Available. No later than the Business Day prior to the Closing Date, CCBI shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 1.5, (a) New Certificates representing the aggregate Stock Consideration to be issued pursuant to Section 1.4(c)(i) and exchanged pursuant to Section 1.6(a), and (b) cash in an amount sufficient to pay (i) the Cash Consideration payable to holders of Company Common Stock and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CCBI, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to CCBI.
Section 1.6    Exchange of Certificates.
(a)    As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, CCBI shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common

Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration and that has not theretofore submitted such holder’s Old Certificates, a letter of transmittal (“Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and the Cash Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 1.4(c)(i), and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 1.6(b). A Letter of Transmittal shall be deemed properly completed with respect to a holder of Company Common Stock only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding a loss or destruction of such Old Certificates or the guaranteed delivery of such Old Certificates) representing all shares of Company Common Stock covered by such Letter of Transmittal. From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor (i) a New Certificate representing the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.4(c)(i) and, as applicable, (ii) a check representing the amount of (A) the Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Section 1.4(c)(i), (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 1.4(c)(iii) and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 1.6(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates. Subject to the terms of this Agreement and the Letter of Transmittal, the Exchange Agent shall have discretion to determine whether any Letter of Transmittal has been properly completed and any Old Certificates properly surrendered or exchanged hereunder. Until surrendered as contemplated by this Section 1.6, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Agreement.
(b)    No dividends or other distributions declared with respect to CCBI Common Stock shall be paid to the holder of any Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with the exchange provisions of this Agreement. After the surrender of an Old Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)    If the Person surrendering an Old Certificate (the “Surrendering Person”) and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Old Certificate is properly endorsed to the Surrendering Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Old Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Surrendering Person surrendering such Old Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Surrendering Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(d)    From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 1.6(d).
(e)    At any time following the one-year period after the Effective Time, CCBI shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Old Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to CCBI (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Old Certificates held by them. Notwithstanding the foregoing, neither CCBI nor the Exchange Agent shall be liable to any holder of an Old Certificate for any Merger Consideration properly delivered in respect of such Old Certificates to a public official pursuant to any abandoned property, escheat or other similar Law.
(f)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by CCBI, the posting by such Person of a bond in such amount as CCBI may reasonably direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof.
(g)    CCBI shall reserve for issuance a sufficient number of shares of the CCBI Common Stock for the purpose of issuing shares of CCBI Common Stock in accordance with this Article I.
Section 1.7    Withholding Rights. Each of the Exchange Agent, CCBI and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as may be required to be deducted and withheld from such payment under the Code or any other provision of applicable Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, CCBI or the Surviving Corporation, as the case may be, and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, CCBI or the Surviving Corporation, as the case may be, made such deduction and withholding.
Section 1.8    Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation or otherwise to carry out the purposes of this Agreement.
Section 1.9    Closing; Closing Deliveries.
(a)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Briggs and Morgan, P.A., 2200 IDS Center, 80 South 8th Street, Minneapolis, MN 55402 at 10:00 a.m., local time, no later than the first Friday that is a Business Day following the second Business Day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) in accordance with this Agreement or at such other time and place as CCBI and the Company shall agree (the date and time on which the Closing actually occurs is referred to herein as the “Closing Date”).
(b)    At the Closing, CCBI shall deliver to the Company:
(i)    a copy of the CCBI Articles of Incorporation, certified as of a recent date by the MDAT;
(ii)    a certificate of good standing of CCBI, issued as of a recent date by the MDAT;
(iii)    a certificate of the Secretary or an Assistant Secretary of CCBI, dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (A) no amendments to the CCBI Articles of Incorporation since a specified date, (B) the Bylaws of CCBI (the “CCBI Bylaws”), (C) the resolutions of the Board of Directors of CCBI authorizing the execution and performance of this Agreement and the transactions contemplated herein, and (D) the incumbency and signatures of the officers of CCBI executing this Agreement and any other agreement, certificate or instrument executed by CCBI hereunder;
(iv)    a copy of the Articles of Association of CCBI Bank (the “CCBI Bank Articles of Association”) certified as of a recent date by the OCC;
(v)    a certificate of good standing of CCBI Bank, issued as of a recent date by the OCC;
(vi)    a certificate of the Secretary or an Assistant Secretary of CCBI Bank, dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (A) no amendments to the CCBI Bank Articles of Association since a specified date, (B) the Bylaws of CCBI Bank, (C) the resolutions of the Board of Directors of CCBI Bank authorizing the execution and performance of the Bank Merger Agreement and the transactions contemplated therein and the duly executed Consent of Sole Stockholder of CCBI Bank approving the Bank Merger Agreement and the Bank Merger, and (D) the incumbency and signatures of the officers of CCBI Bank executing the Bank Merger Agreement and any other agreement, certificate or instrument executed by CCBI Bank under the Bank Merger Agreement;
(vii)    all consents, waivers or approvals (including regulatory approvals) obtained by CCBI or CCBI Bank with respect to the consummation of the transactions contemplated by this Agreement; and
(viii)    the certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of CCBI Common Stock to satisfy CCBI’s obligations to pay the aggregate Merger Consideration.
(c)    At the Closing, the Company shall deliver to CCBI:
(i)    a copy of the Articles of Incorporation of the Company (the “Company Articles of Incorporation”), certified as of a recent date by the Secretary of State of the State of Minnesota;
(ii)    a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Minnesota;
(iii)    a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to CCBI, certifying as to (A) no amendments to the Company Articles of Incorporation since a specified date, (B) the Bylaws of the Company (the “Company Bylaws”), (C) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the resolutions of the shareholders of the Company approving and adopting this Agreement in accordance with the MBCA, (E) the incumbency and signatures of the officers of the Company executing this Agreement and any other agreement, certificate or instrument executed by the Company hereunder, and (F) the resignations of each director of the Company;
(iv)    a copy of the Certificate of Incorporation of the Company Bank, certified as of a recent date by the Secretary of State of the State of Minnesota;
(v)    a certificate of good standing of the Company Bank issued as of a recent date by the Secretary of State of the State of Minnesota, or a certificate of status issued as of a recent date by the Minnesota Financial Institutions Division;
(vi)    a certificate of the Secretary or an Assistant Secretary of the Company Bank, dated the Closing Date, in form and substance reasonably satisfactory to CCBI, certifying as to (A) no amendments to the Certificate of Incorporation of the Company Bank since a specified date, (B) the Bylaws of the Company Bank, (C) the resolutions of the Board of Directors of the Company Bank authorizing the execution and performance of the Bank Merger Agreement and the transactions contemplated therein, (D) the incumbency and signatures of the officers of the Company Bank executing the Bank Merger Agreement and any other agreement, certificate or instrument executed by the Company Bank thereunder, and (E) the resignations of each director of the Company Bank; and
(vii)    all consents, waivers or approvals (including regulatory approvals) obtained by the Company and the Company Bank with respect to the consummation of the transactions contemplated by this Agreement
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CCBI
Except as set forth in the letter dated the date hereof and delivered on the date hereof by CCBI to the Company, which letter relates to this Agreement and is designated the CCBI Letter (the “CCBI Letter”) (each section of which qualifies the correspondingly numbered representation and warranty in this Article II to the extent specified therein and such other representations and warranties in this Article II to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation and warranty reasonably apparent), CCBI represents and warrants to the Company as follows:
Section 2.1    Organization, Standing and Power. CCBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. CCBI Bank is a national bank duly organized, validly existing and in good standing under the National Bank Act, 12, U.S. Code Chapter 2 (the “NBA”), and has the requisite corporate power and authority to carry on its business as now being conducted. CCBI and CCBI Bank are duly qualified to do business, and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on CCBI.

Section 2.2    Authority.
(a)    On or prior to the date of this Agreement, the Board of Directors of CCBI has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interest of CCBI, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the MGCL, the CCBI Articles of Incorporation and the CCBI Bylaws. CCBI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CCBI, and the consummation by CCBI of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of CCBI, subject to the filing of the Articles of Merger as required by the MGCL and the MBCA. This Agreement has been duly executed and delivered by CCBI and, assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company, this Agreement constitutes the valid and binding obligation of CCBI enforceable against it in accordance with its terms, except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).
(b)    On or prior to the date of this Agreement, the Board of Directors of CCBI Bank has determined that the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger, are advisable and fair to and in the best interests of CCBI Bank and its sole stockholder, CCBI. CCBI Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement by CCBI Bank and the consummation by CCBI Bank of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of CCBI Bank, subject to the approval and adoption of the Bank Merger Agreement by CCBI, as the sole stockholder of CCBI Bank, and the filing of appropriate merger documents as required by the NBA.
Section 2.3    CCBI Stock. The authorized stock of CCBI consists of 31,000,000 shares of capital stock, 30,000,000 shares of which are designated as common stock, par value $.01 per share (“CCBI Common Stock”), and 1,000,000 of which are designated preferred stock, par value $.01. As of March 14, 2017, 5,266,895 shares of CCBI’s common stock were issued and outstanding, 113,910 shares of CCBI’s common stock were issued and outstanding under CCBI’s 2004 Recognition and Retention Plan, 284,778 shares of CCBI’s common stock were reserved for issuance under CCBI’s 2004 Stock Option and Incentive Plan, and 597,605 shares of CCBI’s common stock were reserved for issuance under CCBI’s 2008 Equity Incentive Plan (the foregoing equity and incentive plans, collectively the “CCBI Stock Plans”). CCBI’s outstanding shares have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and are not subject to any preemptive rights. The shares of CCBI Common Stock to be issued in the Merger or under the CCBI Stock Plans, when so issued, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights.
Section 2.4    Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, except as set forth in Section 2.4 of the CCBI Letter, the execution and delivery of this Agreement by CCBI, and of the Bank Merger Agreement by CCBI Bank, do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by CCBI and CCBI Bank will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of CCBI or any of its Subsidiaries under, any provision of (i) the CCBI Articles of Association, the CCBI Bylaws, the CCBI Bank Articles of Incorporation or the Bylaws of CCBI Bank, (ii) any Contract (as hereinafter defined) applicable to CCBI or any of its Subsidiaries or any of their respective properties or assets or (iii) any Order or Law applicable to CCBI or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), any such violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on CCBI or materially impair the ability of CCBI or CCBI Bank to perform their respective obligations hereunder or under the Bank Merger Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby by CCBI or CCBI Bank. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to CCBI or CCBI Bank in connection with the execution and delivery of this Agreement or the Bank Merger Agreement by CCBI or CCBI Bank or is necessary for the consummation by CCBI or CCBI Bank of the Merger or the Bank Merger, as applicable, and the other transactions contemplated by this Agreement, except for (A) the Specified Requisite Regulatory Approvals, (B) in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), (C) with respect to the Merger, the filing of articles of merger with the Secretary of State of the State of Minnesota and the MDAT, and appropriate documents with the relevant authorities of other states in which CCBI or CCBI Bank are qualified to do business, (D) with respect to the Bank Merger, the filing of articles of merger and appropriate documents with the relevant Governmental Entities, (E) such authorizations and approvals as may be required by any state takeover Laws ( “State Takeover Approvals”), and (F) such other consents, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on CCBI or materially impair the ability of CCBI or CCBI Bank to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by CCBI or CCBI Bank.

Section 2.5    Litigation.
(a)    There are no actions, suits, claims, audits, charges, grievances, arbitrations, investigations by a Governmental Entity, labor disputes or other litigation, legal, administrative or arbitration proceedings (“Actions”) pending or, to the Knowledge of CCBI, threatened against or affecting CCBI or CCBI Bank or, to the Knowledge of CCBI, any of its or CCBI Bank’s present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business, in each case relating to the transactions contemplated by this Agreement.
(b)    Except as set forth in the CCBI SEC Document or Section 2.5(b) of the CCBI Letter, there are no outstanding Orders of any Governmental Entity against or involving CCBI or CCBI Bank or, to the Knowledge of CCBI, against or involving any of the present or former directors, officers, employees or consultants, agents or stockholders of CCBI or CCBI Bank in such capacity, or any of its or their properties, assets or business or any CCBI Plan (as defined in Section 5.10(b) below). Except as set forth in Section 2.5(b) of the CCBI Letter, no such Order would, individually or in the aggregate, have a Material Adverse Effect on CCBI or materially impair the ability of CCBI to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.
(c)    Except as set forth in Section 2.5(c) of the CCBI Letter, neither CCBI nor CCBI Bank is subject to, nor to the Knowledge of CCBI, will CCBI or CCBI Bank become subject to, any Order, agreement, memorandum of understanding, direction or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of CCBI or CCBI Bank.
(d)    Except as set forth in Section 2.5(d) of the CCBI Letter, CCBI and CCBI Bank have complied with all Laws and Orders which are applicable to CCBI, CCBI Bank or their assets, properties or businesses, including, without limitation, all consumer privacy laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Truth in Lending Act, the Home Owner’s Equity Protection Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Protection Act, 12 U.S.C. Section 1831d(a), the USA PATRIOT Act, the Bank Secrecy Act and the Community Reinvestment Act (and, with respect to the Community Reinvestment Act, currently has a rating of “Satisfactory” or better), the Home Mortgage Disclosure Act, the Fair Housing Act, the Service Members Civil Relief Act, the Fair Debt Collection Practices Act, the Telephone Consumer Protection Act, the Secure and Fair Enforcement for Mortgage Licensing Act, the Minnesota Residential Mortgage Originator and Servicer Licensing Act, and the United States Bankruptcy Code, along with all implementing rules and regulations thereunder, the noncompliance with which would have a Material Adverse Effect on CCBI.
(e)    Except as set forth in the CCBI SEC Document or in Section 2.5(e) of the CCBI Letter, there are no Actions pending or, to the Knowledge of CCBI, threatened against or involving CCBI or CCBI Bank or, to the Knowledge of CCBI, any present or former directors, officers, employees or consultants, agents or stockholders of CCBI or CCBI Bank in such capacity, or any of its or their properties, assets or business or any CCBI Plan (a) that would, individually or in the aggregate, have a Material Adverse Effect on CCBI or materially impair the ability of CCBI to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby or (b) relating to the transactions contemplated by this Agreement.
(f)    Except as set forth in Section 2.5(f) of the CCBI Letter, to the Knowledge of CCBI, none of CCBI or any of its Subsidiaries is subject to any audit or investigation by any Government Entity.
Section 2.6    Stockholders Vote. No vote of the stockholders of CCBI is required by Law, the CCBI Articles of Incorporation, the CCBI Bylaws, the Nasdaq listing rules or otherwise in order for CCBI to consummate the Merger. The vote of the CCBI, as the sole stockholder of CCBI Bank, is required for CCBI Bank to consummate the Bank Merger.
Section 2.7    Brokers; Fairness Opinion.
(a)    Except for FIG Partners, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCBI.
(b)    CCBI has received the opinion of its financial advisors, FIG Partners, to the effect that, as of the date hereof, the Merger Consideration to be paid by CCBI pursuant to the Merger is fair to CCBI’s stockholders from a financial point of view.
Section 2.8    SEC Documents, Other Reports and Sarbanes-Oxley.
(a)    CCBI has timely made all filings required to be filed by it with the SEC under the Securities Act or the Exchange Act since January 1, 2014. Such filings were modified by the Form 10-K filed by CCBI on December 29, 2016 (the “Form 10-K”). CCBI will timely file all other documents required to be filed by it under the Securities Act or the Exchange Act subsequent to the date of this Agreement which, together with the Form 10-K are the “CCBI SEC Documents.” The CCBI SEC Documents comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and did not or will not, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of CCBI included in the CCBI SEC Documents complied or will comply, as applicable, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the CCBI and its Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the CCBI SEC Documents or as required by GAAP, CCBI has not made or adopted any change in its accounting methods, practices or policies in effect on September 30, 2016.
(b)    Each of the principal executive officer and the principal financial officer of CCBI (or each former principal executive officer and former principal financial officer of CCBI, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) with respect to the CCBI SEC Documents. For purposes of this Section 2.8(b), “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.
(c)    Except as disclosed in the CCBI SEC Documents, CCBI has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that CCBI maintains records that, in reasonable detail, accurately and fairly reflect the respective transactions and dispositions of assets of CCBI and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors of CCBI and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of CCBI’s and its Subsidiaries’ assets that could have a material effect on CCBI’s financial statements. CCBI’s management has previously completed an assessment of the effectiveness of CCBI’s internal control over financial reporting and, to the extent required by applicable Law, presented the CCBI SEC Document, its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, CCBI has disclosed, in the CCBI SEC Documents any change in CCBI’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, CCBI’s internal control over financial reporting. CCBI has disclosed, based on the most recent evaluation of internal control over financial reporting, to CCBI’s auditors and the audit committee of CCBI’s Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect CCBI’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in CCBI’s internal control over financial reporting.
(d)    Except as disclosed in the CCBI SEC Documents, CCBI has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e)

under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by CCBI in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to CCBI’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. CCBI’s management has previously completed an assessment of the effectiveness of CCBI’s disclosure controls and procedures and, as of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, presented in the CCBI SEC Documents prior to the date hereof its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(e)    No accounting rule, opinion, standard, consensus or pronouncement applicable to CCBI or CCBI Bank has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that CCBI or CCBI Bank is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on CCBI.
(f)    CCBI is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3), since the enactment of the Sarbanes-Oxley Act, neither CCBI nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of CCBI.
Section 2.9    Proxy Statement / Prospectus. None of the information concerning CCBI and CCBI Bank to be included or incorporated by reference in the proxy statement / prospectus to be delivered to the shareholders of the Company (the “Proxy Statement / Prospectus”) will, at the time of the mailing of the Proxy Statement / Prospectus and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholder Meeting any event shall occur which is required at that time to be described in the Proxy Statement / Prospectus, or to amend any statements in the Proxy Statement / Prospectus, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company.
Section 2.10    Absence of Certain Changes or Events; No Undisclosed Liabilities.
(a)    Except as disclosed in Section 2.10(a) of the CCBI Letter, since September 30, 2016: (i) CCBI and CCBI Bank have conducted their businesses, in all material respects, in the ordinary course consistent with past practice; (ii) CCBI and CCBI Bank have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on CCBI; and (iii) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Change with respect to CCBI.
(b)    Except as set forth in Section 2.10(b) of the CCBI Letter, neither CCBI nor CCBI Bank has any debts, liabilities, commitments or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or unmatured, direct or indirect, known or unknown, asserted or unasserted), except (i) liabilities and obligations reflected or reserved against in the balance sheet of CCBI dated September 30, 2016 included in the Form 10-K filed by CCBI with the SEC on December 29, 2016 (or described in the notes thereto), (ii) liabilities and obligations reasonably incurred since September 30, 2016 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not have a Material Adverse Effect on CCBI and (iii) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.
Section 2.11    Permits and Compliance. CCBI and CCBI Bank are in possession of all material franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for CCBI and CCBI Bank to own, lease and operate their properties or to carry on their business as it is now being conducted (the “CCBI Permits”), and no suspension or cancellation of any of CCBI Permits is pending or, to the Knowledge of CCBI, threatened. Except as disclosed in the CCBI SEC Document, neither CCBI nor CCBI Bank is, or since September 30, 2016 has been, in violation of (i) its charter documents, (ii) any applicable Law, (iii) any Company Permit or (iv) any Order, except, in the case of clauses (ii) and (iii), for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on CCBI. No notice of any such violation or non-compliance has been received by CCBI or CCBI Bank.
Section 2.12    Tax Matters. Except as set forth in Section 2.12 of the CCBI Letter: (i) all material Taxes (whether or not shown on any Tax Return) for which CCBI or CCBI Bank may be liable have been timely paid; (ii) all Tax Returns required to have been filed by or with respect to CCBI and CCBI Bank have been timely filed, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to CCBI and CCBI Bank for the periods covered thereby, except to the extent that any failure to so file or any failure to be complete and accurate and disclose all Taxes would not, individually or in the aggregate, have a Material Adverse Effect on CCBI; (iii) no extension of time within which to file any such Tax Return is in effect; (iv) no waiver of any statute of limitations relating to Taxes for which CCBI or CCBI Bank may be liable is in effect, and no written request for such a waiver is outstanding; (v) Section 2.12 of the CCBI Letter sets forth a schedule of the Tax Returns referred to in clause (ii) for the tax periods ended on or after December 31, 2011 relating to income Taxes that have been audited and indicates those Tax Returns that currently are the subject of audit; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing and received by CCBI, with respect to Taxes for which CCBI or CCBI Bank may be liable; (vii) no claim has been made, in the last six (6) years, in writing by a Governmental Entity in a jurisdiction where CCBI or CCBI Bank has never paid Taxes or filed Tax Returns asserting that CCBI or CCBI Bank, respectively, is or may be subject to Taxes assessed by such jurisdiction; (viii) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (ii) have been paid in full or otherwise finally resolved; (ix) neither CCBI nor CCBI Bank will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case made or occurring prior to Closing; (x) no election under Section 108(i) of the Code will affect any material item of income, gain, loss or deduction of CCBI or CCBI Bank after the Closing; (xi) there are no Liens for Taxes upon the assets of CCBI or CCBI Bank except Liens relating to current Taxes not yet due; (xii) all material Taxes which CCBI or CCBI Bank is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity; (xiii) neither CCBI nor CCBI Bank has been a member of any affiliated group of corporations (within the meaning of Section 1504(a) of the Code, but without regard to the limitations contained in Section 1504(b) of the Code) filing Tax Returns on a combined, consolidated, unitary or similar basis other than the group of which it is presently a member; (xiv) neither CCBI nor CCBI Bank has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement as a transferee or successor, or otherwise (other than any financing agreement or arrangement not related primarily to Taxes); (xv) with respect to each transaction in which CCBI or CCBI Bank has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on Internal Revenue Service (“IRS”) Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law; (xvi) during the last three years, neither CCBI nor CCBI Bank has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied; (xvii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to FIRPTA) and (xiii) to the Knowledge of CCBI, no real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax will be imposed on the transactions contemplated by this Agreement. For purposes of this Agreement: (A) “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Section 59A of the Code) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity; and (B) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 2.13    ERISA.
(a)    Section 2.13(a) of the CCBI Letter sets forth an accurate and complete list of (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and (ii) any other employee benefit plan, program, payroll practice, policy, Contract, trust, understanding or arrangement of any kind, whether written or oral, including any pension, retirement, profit-sharing, thrift, deferred compensation, severance, employment, consulting, change in control, retention, incentive, equity or equity-based compensation, performance, bonus, vacation or holiday pay, sick pay, sick leave, hospitalization or other medical, disability, life, accident or other insurance, or other welfare, retiree welfare or benefit plan, to which either CCBI or any of its ERISA Affiliates maintains, sponsors, contributes to, is a party, or by which it is bound, or pursuant to which it may be required to make any payment at any time for the benefit of any current or former employee, officer or director (or their beneficiaries), or with respect to which CCBI or any of its ERISA Affiliates, has any current or contingent liability or obligation (“CCBI Plans”). For purposes of this Agreement, “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.
(b)    With respect to each material CCBI Plan, to the extent applicable, CCBI has made available or delivered to the Company a true and correct copy of (i) the most recent annual reports (Form 5500) filed with the United States Department of Labor and audited schedules, (ii) the most recent actuarial reports, (iii) each such CCBI Plan that has been reduced to writing and all amendments thereto, (iv) each trust, insurance or administrative Contract relating to each such CCBI Plan, (v) a written summary of each unwritten CCBI Plan, (vi) the most recent summary plan description and summary of material modifications or other written explanation of each CCBI Plan provided to participants or beneficiaries, (vii) the most recent determination letter or opinion letter issued by the IRS with respect to any CCBI Plan intended to be qualified under Section 401(a) of the Code and (viii)  all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation or any other Governmental Entity relating to any outstanding controversy, investigation or audit.
(c)    Each CCBI Plan complies, and has been operated and administered to comply, in all material respects, with its terms and ERISA, the Code and any other applicable Law. There are no actions, suits or claims (other than routine claims for benefits) pending or, to CCBI’s Knowledge, threatened involving any CCBI Plan or the assets of any CCBI Plan. All contributions or payments required to be made to each CCBI Plan have been timely made and all obligations in respect of each CCBI Plan have been properly accrued and reflected on CCBI’s financial statements.
(d)    Neither CCBI nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time in the past has maintained, contributed to or had any liability under, a “multiemployer plan” (as defined in Section 3(37) of ERISA), a

“multiple employer plan” within the meaning of Section 413(c) of the Code, or a pension plan that is subject to the minimum funding standards of Section 412 or 4971 of the Code or Section 302 of ERISA or to Title IV of ERISA.
(e)    With respect to the CCBI Plans, no event or set of circumstances has occurred and, to CCBI’s Knowledge, there exists no condition or set of circumstances in connection with which CCBI or any of its ERISA Affiliates or any CCBI Plan fiduciary could be subject to any liability under the terms of such CCBI Plans, ERISA, the Code or any other applicable Law. Each CCBI Plan, if any, that is intended by its terms to be, or is otherwise treated by CCBI as, qualified under Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype sponsor, to the effect that such CCBI Plan is so qualified, and that such CCBI Plan and the trust related thereto are exempt from federal income Taxes under Section 401(a) and 501(a), respectively, of the Code. To CCBI’s Knowledge, no event has occurred relating to any such CCBI Plan that would adversely affect its qualification or materially increase its costs. Each of the CCBI Plans is subject only to the Laws of the United States or a political subdivision thereof.
(f)    Neither CCBI nor any of its ERISA Affiliates has any liability or obligation under any CCBI Plan or otherwise to provide post-employment or retiree benefits to or in respect of any former employee or any other Person other than as specifically required by Section 4980B of the Code, Part 6 of ERISA or other applicable Law. Neither CCBI nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, on account of a violation of the health care requirements of Section 4980B or 4980D of the Code or Part 6 or 7 of Subtitle B of Title I of ERISA. With respect to any CCBI Plan that is an employee welfare benefit plan, no such CCBI Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code).
(g)    To CCBI’s Knowledge, there are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any CCBI Plan that has occurred that would give rise to liability on the part of CCBI or any of its ERISA Affiliates, any officer of CCBI or any of the CCBI Plans under Section 502(i) of ERISA or Section 4975 of the Code or otherwise and, to CCBI’s Knowledge, no breaches of fiduciary duty have occurred which may give rise to liability on the part of CCBI or any of its ERISA Affiliates under Sections 409 or 502(l) of ERISA or otherwise.
(h)    With respect to each CCBI Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such CCBI Plan have at all times since January 1, 2009 been in compliance, in all material respects, with, and (ii) such CCBI Plan has, at all times while subject to Section 409A of the Code, been operated in all material respects in compliance with Section 409A of the Code, the regulations promulgated thereunder and all applicable guidance thereunder.

(i)    CCBI and its Affiliates have, at all times, provided group medical coverage to their employees in a manner reasonably expected to avoid triggering a Tax or penalty under Section 4980H of the Code.
Section 2.14    Compliance with Worker Safety and Environmental Laws. To the Knowledge of CCBI, the properties (including, without limitation, OREO), assets and operations of CCBI and its Subsidiaries are in compliance with all applicable federal, state, and local Laws, rules and regulations, Orders, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”) and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”), except for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on CCBI. To the Knowledge of CCBI, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of CCBI or its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Material Adverse Effect on CCBI.
Section 2.15    CCBI Loans.
(a)    Each loan agreement, note or borrowing arrangement, including portions of outstanding lines of credit, loan commitments and any other contingent exposures (such as letters of credit), on CCBI’s or any of its Subsidiaries’ books and records (collectively, the “CCBI Loans”), (i) was made and has been serviced in accordance with CCBI’s or any of its Subsidiaries’ lending standards in the ordinary course of business in all material respects; (ii) is evidenced by appropriate and sufficient documentation; (iii) to the extent underwritten as secured, has been secured by valid Liens which have been perfected and provide CCBI Bank with its anticipated priority as a secured lender; and (iv) constitutes, to the Knowledge of CCBI, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms in all material respects (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. CCBI and each of its Subsidiaries have previously made available to the Company complete and correct copies of their respective lending policies. The loan agreements and lending policies of CCBI and its Subsidiaries are in compliance in all material respects with all applicable Laws. Each CCBI Loan has been solicited and originated, and is currently serviced, in accordance in all material respects with all Laws. Section 2.15(a) of the CCBI Letter lists all missing title, lien documents, or other evidence of a perfected security interest in collateral with respect to each CCBI Loan.
(b)    Section 2.15(b) of the CCBI Letter discloses in reasonable detail as of February 28, 2017: (i) any CCBI Loan under the terms of which the obligor is more than thirty (30) days delinquent in payment of principal or interest, or to the knowledge of CCBI, in default of any other provision thereof (each a “Delinquent Loan”); (ii) each CCBI Loan which has been classified as “other loans specially mentioned,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets” or “loss” (or words of similar import) by CCBI, any of its Subsidiaries or Governmental Entity (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof or in the process of being so acquired, including the book value thereof (the “OREO”); (iv) each CCBI Loan with any Related Person; (v) each CCBI Loan that has been modified through a troubled debt restructuring; and (vi) a listing and description of all exceptions to CCBI Bank’s loan and underwriting policy made with respect to any CCBI Loan. All CCBI Loans which are classified as loans to insiders under Regulation O have been made by CCBI or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features in comparison to CCBI’s other loans, and are otherwise in compliance with the requirements of Regulation O.
(c)    The allowances for loan losses reflected in the consolidated financial statements included in the CCBI SEC Documents were established in accordance with the requirements of GAAP, consistently applied with CCBI’s past practice and to the Knowledge of CCBI, adequately provide, in all material respects, for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the respective dates of such financial statements. All charge-offs, write-downs and valuations of other real estate owned reflected in such financial statements were established in accordance with the requirements of GAAP, consistently applied with CCBI’s past practice and properly reflect the loss incurred on CCBI Loans (including accrual interest receivable) outstanding as of the respective dates of such financial statements.
(d)    As to each CCBI Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration (“USSBA”) or any other Governmental Entity, such guaranty is in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any breach, default or forfeiture of rights under such guaranty, or require the consent, approval, or act of, or the making of any filing with, any Governmental Entity. Section 2.15(g) of the CCBI Letter sets forth each exception to USSBA requirements of any such CCBI Loan, except for such exceptions which are not material, individually or in the aggregate, and the most recent USSBA report with respect to CCBI Loans in liquidation status.
Section 2.16    Approvals. To the Knowledge of CCBI, there is no reason relating to CCBI or any of its Subsidiaries why the Specified Requisite Regulatory Approvals shall not be obtained in a prompt and timely manner.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the letter dated the date hereof and delivered on the date hereof by the Company to CCBI, which letter relates to this Agreement and is designated the Company

Letter (the “Company Letter”), (each section of which qualifies the correspondingly numbered representation and warranty in this Article III and such other representations and warranties in this Article III to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation and warranty reasonably apparent). The Company represents and warrants to CCBI as follows:
Section 3.1    Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted. The Company Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and the Company Bank are duly qualified to do business, and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
Section 3.2    Capital Structure.
(a)    The authorized capital stock of the Company consists of 7,500,000 shares of capital stock, 7,000,000 shares of which are designated as Company Common Stock, $.10 par value per share, and 500,000 shares of which are designated as preferred stock, no par value. At the close of business on March 14, 2017, (i) 780,388 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights; (ii) 1,359,991 shares of Company Common Stock were held in the treasury of the Company; (iii) no shares of Company Common Stock were reserved for issuance under outstanding options (the “Company Stock Options”) to purchase shares of Company Common Stock pursuant to the Company’s 2003 Stock Option Plan and 17,425 shares of Company Common Stock were reserved for issuance pursuant to the Company’s Management Stock Bonus Plan (the foregoing plans, the “Company Equity Plans”); and (iv) 543 shares of Company Common Stock were subject to outstanding restricted stock awards (the “Restricted Stock Awards”). No shares of the Company’s preferred stock are issued and outstanding. The Company Equity Plans and the ESOP are the only benefit plans of the Company or its Subsidiaries under which any securities of the Company or its Subsidiaries are issuable. Each share of Company Common Stock which may be issued pursuant to any Company Equity Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except for the Company Stock Options and Restricted Stock Awards and shares of Company Common Stock held under the Wells Federal Bank Employee Stock Ownership Plan (“ESOP”) or previously distributed from such plan which are subject to a put option in accordance with such plan and Section 409(h) of the Code , in each case outstanding on the date hereof, there are no options, warrants, calls, rights, puts or Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its

Subsidiaries to issue, deliver, sell or redeem or otherwise acquire, or cause to be issued, delivered, sold or redeemed or otherwise acquired, any shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. The Company will provide CCBI with a true and correct list of each record holder of Company Common Stock promptly following the entry into this Agreement. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except for the Letter Agreements, there are no Contracts to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or its Subsidiaries. For purposes of this Agreement, “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.
(b)    All of the outstanding shares of capital stock of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and other than as set forth in Section 3.2(b) of the Company Letter, all such shares are of record and beneficially owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever (“Liens”). Section 3.2(b) of the Company Letter sets forth the authorized capital stock of each Subsidiary and indicates the number of issued and outstanding shares of capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of the Subsidiary. There are no Contracts relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Subsidiary.
(c)    Other than as set forth in Section 3.2(c) of the Company Letter, neither the Company nor any of its Subsidiaries directly or indirectly (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any Person, (ii) has the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by Contract or otherwise, or (iii) has any right or obligation to acquire any equity interest in or to make a capital contribution to any Person.
(d)    Section 3.2(d) of the Company Letter sets forth a complete and accurate list, as of the date hereof, of (A) all Company Stock Options, Restricted Stock Awards and other outstanding options to purchase shares of Company Common Stock issued under the Company Equity Plans, the number of shares of Company Common Stock subject thereto, the grant dates, the plans under which such options were granted, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof, the names of the holders thereof and the amount each such holder is entitled to receive pursuant to Section 1.4(c) and (B) all shares of Company Common Stock or other share-based awards that were outstanding but were subject to vesting or other forfeiture restrictions, including Restricted Stock Awards, or were subject to a right of repurchase by the Company at a fixed purchase price as of such time under the Company Equity Plans, the number of shares of Company Common Stock subject thereto, the grant and issuance dates, the plan under which such awards were granted, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof.
(e)    The Company has delivered to CCBI true and complete copies of the Company Equity Plans and all forms of award agreements with respect to the grant of all Company Stock Options outstanding as of the date hereof and no stock option agreement or other award agreement contains terms that are inconsistent with or in addition to such forms. Prior to the Closing Date, the Company will use its best efforts to obtain written consents, in form and substance reasonably satisfactory to CCBI, from all Persons identified on Section 3.2(e) of the Company Letter regarding the treatment of unexercised Company Stock Options as contemplated by Section 1.4(d).
Section 3.3    Authority.
(a)    On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the MBCA, (iii) resolved, subject to the terms of this Agreement, to recommend the approval and adoption of this Agreement by the Company’s shareholders, and (iv) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the shareholders of the Company and receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval and adoption of this Agreement by the shareholders of the Company and (y) the filing of appropriate merger documents as required by the MBCA. This Agreement has been duly executed and delivered by the Company and, assuming the valid authorization, execution and delivery of this Agreement by CCBI and the validity and binding effect of this Agreement on CCBI, this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law). The Company has delivered or made available to CCBI complete and correct copies of the Company Articles of Incorporation and the Company Bylaws and the Articles of Incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents (“Organizational Documents”) of each of its Subsidiaries.
(b)    On or prior to the date of this Agreement, the Board of Directors of the Company Bank has determined that the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger, are advisable and fair to and in the best interests of the Company Bank and its shareholder. The Company Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement by the Company Bank and the consummation by the Company Bank of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company Bank, subject to the approval and adoption of the Bank Merger Agreement by the Company, the sole shareholder of the Company Bank, and the filing of appropriate merger documents as required by the Minnesota Department of Commerce (“MDOC”).
Section 3.4    Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement by the Company and the execution and delivery of the Bank Merger Agreement by the Company Bank do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by the Company and the Company Bank will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Articles of Incorporation or the Company Bylaws, (ii) the Organizational Documents of any of the Company’s Subsidiaries, (iii) any Contract of the Company, or (iv) any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iii), any such violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company or the Company Bank to perform its obligations hereunder or thereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the Bank Merger Agreement by the Company Bank or is necessary for the consummation by the Company or the Company Bank of the Merger or the Bank Merger, as applicable, and the other transactions contemplated by this Agreement, except for (A) the Specified Requisite Regulatory Approvals, (B) with respect to the Merger, the filing of articles of merger with the MDAT and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (C) with respect to the Bank Merger, the filing of the articles of merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company Bank or any of its Subsidiaries is qualified to do business, (D) such authorizations and approvals as may be required to obtain any State Takeover Approvals, (E) compliance with applicable requirements of the OTC Markets and (F) such other consents, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Company Bank or materially impair the ability of the Company or the Company Bank to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby by the Company or the Company Bank.
Section 3.5    SEC Documents, Other Reports and Sarbanes-Oxley.
(a)    From March 12, 2015 until it ceased to be subject to the period reporting requirements of the Exchange Act, the Company has timely made all filings required to be filed by it with the SEC under the Securities Act or the Exchange Act (the “Company SEC Documents”) or under the rules of the OTCQB Marketplace operated by OTC Markets Group, Inc. (the “OTC Markets”) (such documents filed with the OTC Markets together with the Company SEC Documents, the “Company Filings”). As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, the Company Filings complied in all material respects with the requirements of the Securities Act, the Exchange Act, the OTC Markets, as applicable, and, at the respective times they were filed, none of the Company Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and the OTC Markets with respect thereto, as applicable, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC or the OTC Markets, as applicable) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). The Company has not, between December 31, 2015 and the date hereof, made or adopted any change in its accounting methods, practices or policies in effect on December 31, 2015.
(b)    Section 3.5(b) of the Company Letter sets forth the Company’s unaudited balance sheet and statements of income (including, in each case, any notes thereto) as of and for the period ending December 31, 2016 (the “2016 Unaudited Financial Statements”). The Company will provide CCBI with audited 2016 Financial Statements promptly upon their being available (the “2016 Audited Financial Statements”, together with the 2016 Unaudited Financial Statements, the “2016 Financial Statements”). Each of the statements of financial position (or equivalent statements) included in the 2016 Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of such statement, and each of the statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows included in the 2016 Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the consolidated results of operations, comprehensive income, changes in shareholders’ equity and changes in cash flows, as applicable, of the Company and its Subsidiaries for the periods set forth in such statement, in each case, in accordance with GAAP, during the periods involved. The 2016 Audited Financial Statements will be consistent in all material respects with the 2016 Unaudited Financial Statements.
(c)    To the extent subject to the requirements, each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act (and the related rules and regulations promulgated thereunder), the Exchange Act, or the rules of the OTC Markets, as applicable, with respect to the Company Filings and, at the time of filing of each such certification, such certification was true and accurate. For purposes of this Section 3.5(c), “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.
(d)    The Company has established and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance (i) that the Company maintains records that, in reasonable detail, accurately and fairly reflect the respective transactions and dispositions of assets of the Company and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of its financial statements, including the 2016 Financial Statements, in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors of the Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(e)    The Company has established and maintains systems and processes that are designed to provide reasonable assurances regarding the reliability of the Company’s financial statements, including the 2016 Financial Statements, and in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company’s financial statements, including the 2016 Financial Statements. Except as set forth in Section 3.5(e) of the Company Letter, neither the Company, nor any employee, auditor, accountant or representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Company’s financial statements, including the 2016 Financial Statements.

(f)    No accounting rule, opinion, standard, consensus or pronouncement applicable to the Company or any of its Subsidiaries has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that the Company or any of its Subsidiaries is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on the Company.
(g)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules of the OTC Markets
Section 3.6    Proxy Statement / Prospectus. None of the information to be included in the Proxy Statement / Prospectus supplied in writing by the Company to CCBI expressly for inclusion in the Proxy Statement / Prospectus will, at the time of the mailing of the Proxy Statement / Prospectus and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholder Meeting any event shall occur which is required at that time to be described in the Proxy Statement / Prospectus or to amend any statements in the Proxy Statement / Prospectus, the Company will inform CCBI so that such event shall be so described, and an appropriate amendment or supplement shall be promptly filed by CCBI with the SEC and, as required by Law, disseminated to the shareholders of the Company.
Section 3.7    Absence of Certain Changes or Events; No Undisclosed Liabilities.
(a)    Except as disclosed in Section 3.7(a) of the Company Letter, since December 31, 2015: (i) the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice; (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on the Company; (iii) there has not been any action taken or committed to be taken by the Company or any of its Subsidiaries which, if taken following entry by the Company into this Agreement, would have required the consent of CCBI pursuant to Section 4.1; and (iv) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Change with respect to the Company.
(b)    Except as set forth in Section 3.7(b) of the Company Letter, neither the Company nor any of its Subsidiaries has any debts, liabilities, commitments or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or unmatured, direct or indirect, known or unknown, asserted or unasserted), except (i) liabilities, commitments and obligations reflected or reserved against in the balance sheet of the Company included in the 2016 Financial Statements, (ii) liabilities, commitments and obligations reasonably incurred since December 31, 2016 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and (iii) liabilities, commitments and obligations incurred in connection with this Agreement or the transactions contemplated hereby.
Section 3.8    Permits and Compliance. The Company and each of its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company threatened. Neither the Company nor any of its Subsidiaries is, or since December 31, 2015 has been, in violation of (i) its Organizational Documents, (ii) any applicable Law, (iii) any Company Permit or (iv) any Order, except, in the case of clauses (ii) and (iii), for any immaterial violations, and (v) there are no violations of any Law or other material compliance or safety and soundness regulatory concerns of the Company or the Company Bank, from the period from December 31, 2015 to the date of this Agreement, which have not been resolved by the Company or the Company Bank, as the case may be, to the satisfaction of the applicable bank regulatory agency. No notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries.
Section 3.9    Tax Matters. Except as set forth in Section 3.9 of the Company Letter: (i) all material Taxes (whether or not shown on any Tax Return) for which the Company or any Subsidiary may be liable have been timely paid; (ii) all Tax Returns required to have been filed by or with respect to the Company and each Subsidiary have been timely filed, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company and each Subsidiary for the periods covered thereby, except to the extent that any failure to so file or any failure to be complete and accurate and disclose all Taxes would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iii) no extension of time within which to file any such Tax Return is in effect; (iv) no waiver of any statute of limitations relating to Taxes for which the Company or any Subsidiary may be liable is in effect, and no written request for such a waiver is outstanding; (v) Section 3.9 of the Company Letter sets forth a schedule of the Tax Returns referred to in clause (ii) for the tax periods ended on or after December 31, 2011 relating to income Taxes that have been audited and indicates those Tax Returns that currently are the subject of audit; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes for which the Company or any Subsidiary may be liable; (vii) no claim has been made, in the last six (6) years, in writing by a Governmental Entity in a jurisdiction where the Company or any Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction; (viii) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (ii) have been paid in full or otherwise finally resolved; (ix) neither the Company nor any Subsidiary will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after

Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case made or occurring prior to Closing; (x) no election under Section 108(i) of the Code will affect any material item of income, gain, loss or deduction of the Company or any Subsidiary after the Closing; (xi) all Tax sharing arrangements and Tax indemnity arrangements relating to the Company or any Subsidiary (other than this Agreement) will terminate prior to the Closing Date; (xii) there are no Liens for Taxes upon the assets of the Company or any Subsidiary except Liens relating to current Taxes not yet due; (xiii) all material Taxes which the Company or any Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity; (xiv) neither the Company nor any Subsidiary has been a member of any affiliated group of corporations (within the meaning of Section 1504(a) of the Code, but without regard to the limitations contained in Section 1504(b) of the Code) filing Tax Returns on a combined, consolidated, unitary or similar basis other than the group of which it is presently a member; (xv) neither the Company nor any Subsidiary has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement as a transferee or successor, or otherwise (other than any financing agreement or arrangement not related primarily to Taxes); (xvi) with respect to each transaction in which the Company or any Subsidiary has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law; (xvii) during the last three years, neither the Company nor any Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied; (xviii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to FIRPTA); and (xix) to the Knowledge of the Company, no real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax will be imposed on the transactions contemplated by this Agreement.
Section 3.10    Litigation.
(a)    There are no outstanding Orders against or involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, against or involving any of the present or former directors, officers, employees or consultants, agents or shareholders of the Company or its Subsidiaries as such, or any of its or their properties, assets or business or any Company Plan. Except as set forth in Section 3.10(a) of the Company Letter, no such Order would, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.
(b)    Except as set forth in Section 3.10(b) of the Company Letter, none of the Company or any of its Subsidiaries is subject to, nor to the Knowledge of the Company will the Company or any of its Subsidiaries become subject to, any Order.

(c)    Except as set forth in Section 3.10(c) of the Company Letter, the Company and each of its Subsidiaries have complied, in all material respects, with all Laws and Orders which are applicable to the Company, the Subsidiaries or their assets, properties or businesses, including, without limitation, all consumer privacy laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Truth in Lending Act, the Home Owner’s Equity Protection Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Protection Act, 12 U.S.C. Section 1831d(a), the USA PATRIOT Act, the Bank Secrecy Act and the Community Reinvestment Act (and, with respect to the Community Reinvestment Act, currently has a rating of “Satisfactory” or better), the Home Mortgage Disclosure Act, the Fair Housing Act, the Service Members Civil Relief Act, the Fair Debt Collection Practices Act, the Telephone Consumer Protection Act, the Secure and Fair Enforcement for Mortgage Licensing Act, the Minnesota Residential Mortgage Originator and Servicer Licensing Act, and the United States Bankruptcy Code, along with all implementing rules and regulations thereunder.
(d)    Except as set forth in Section 3.10(d) of the Company Letter, there are no Actions pending or, to the Knowledge of the Company, threatened against or involving the Company or its Subsidiaries or, to the Knowledge of the Company, any of its or their present or former directors, officers, employees or consultants, agents or shareholders as such, or any of its or their properties, assets or business or any Company Plan (a) that would, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby or (b) relating to the transactions contemplated by this Agreement.
(e)    Except as set forth in Section 3.10(e) of the Company Letter, to the Knowledge of the Company none of the Company or any of its Subsidiaries is subject to any audit, civil investigative demand, subpoena or investigation by any Government Entity.
Section 3.11    Certain Agreements.
(a)    Except as set forth in Section 3.11(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:
(i)    any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);
(ii)    any Contract which purports to limit or restrict the manner or localities in which the Company or any of its Affiliates (including CCBI or any of its Subsidiaries following the Merger) may conduct business or the types or lines of business in which any of them may engage, or any Contract which obligates the Company or any of its Affiliates (including CCBI or any of its Subsidiaries following the Merger) to extend most-favored nation pricing or other rights to any Person, or any Contract imposing exclusivity obligations on the Company or any of its Affiliates (including CCBI or any of its Subsidiaries following the Merger) or imposing obligations on the Company or any of its Affiliates (including CCBI or any of its Subsidiaries following the Merger) with respect to non-solicitation provisions;

(iii)    any Contract which requires any payment by the Company or any of its Subsidiaries in excess of $25,000 in any year or which is not terminable within one year without penalty, or which requires any payment to the Company or any of its Subsidiaries in excess of $50,000 in any year or which is not terminable within one year without penalty, in each case other than extensions of credit made by the Company Bank or Company Deposits;
(iv)    any Contract relating to the purchase, sale, lease, remodeling or refurbishing of real property;
(v)    any Contract of indemnification or any guaranty of the obligations of any Person by the Company or its Subsidiaries;
(vi)    any Contract with any current or former employee of the Company or any of its Subsidiaries or with any Related Person;
(vii)    since January 1, 2014, any Contract relating to the acquisition or disposition of any business (whether by merger, sale or purchase of stock or assets or otherwise);
(viii)    any settlement Contract which affects the conduct of the Company’s or its Subsidiaries’ businesses or under which payments are required to be made by the Company or any of its Subsidiaries;
(ix)    any Contract which provides for, or relates to, the incurrence by the Company or any Subsidiary of indebtedness for or the guaranty of borrowed money (including any interest rate or non-U.S. currency swap, cap, collar, hedge or insurance agreements, commodity swaps or options, forwards, or futures or derivatives or futures on such agreements, or other similar agreements for the purpose of managing the interest rate and/or non-U.S. exchange risk associated with its financing), other than agreements among direct or indirect wholly-owned Subsidiaries of the Company, deposit account arrangements (other than deposit arrangements characterized as brokered deposits under applicable FDIC regulations) and ordinary course trade payables and accrued expenses;
(x)    any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries;
(xi)    any Contract with a Governmental Entity;
(xii)    any Contract pursuant to which the Company or any of its Subsidiaries is obligated to repurchase any loan agreement, note or borrowing arrangement; or
(xiii)    any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(b)    The Company has previously made available to CCBI complete and correct copies of each Contract of the type described in this Section 3.11 which was entered into prior to the date hereof (the “Company Material Contracts”).
(c)    All of the Company Material Contracts are valid and in full force and effect (except those which are canceled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No Person is challenging the validity or enforceability of any Company Material Contract, except such challenges which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Material Contract, except for those violations and defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
Section 3.12    ERISA.
(a)    Section 3.12(a) of the Company Letter sets forth an accurate and complete list of (i) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (ii) any other employee benefit plan, program, payroll practice, policy, Contract, trust, understanding or arrangement of any kind, whether written or oral, including any pension, retirement, profit-sharing, thrift, deferred compensation, severance, employment, consulting, change in control, retention, incentive, equity or equity-based compensation, performance, bonus, vacation or holiday pay, sick pay, sick leave, hospitalization or other medical, disability, life, accident or other insurance, or other welfare, retiree welfare or benefit plan, to which either the Company or any of its ERISA Affiliates maintains, sponsors, contributes to, is a party, or by which it is bound, or pursuant to which it may be required to make any payment at any time for the benefit of any current or former employee, officer or director (or their beneficiaries), or with respect to which the Company or any of its ERISA Affiliates, has any current or contingent liability or obligation (“Company Plans”).
(b)    With respect to each material Company Plan, to the extent applicable, Company has made available or delivered to CCBI a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the United States Department of Labor and audited schedules, (ii) the three (3) most recent actuarial reports, (iii) each such Company Plan that has been reduced to writing and all amendments thereto, (iv) each trust, insurance or administrative Contract relating to each such Company Plan, (v) a written summary of each unwritten Company Plan, (vi) the most recent summary plan description and summary of material modifications or other written explanation of each Company Plan provided to participants or beneficiaries, (vii) the most recent determination letter or opinion letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code and (viii)  all correspondence with the IRS, the Department of Labor, the SEC or

Pension Benefit Guaranty Corporation or any other Governmental Entity relating to any outstanding controversy, investigation or audit.
(c)    Each Company Plan complies, and has been operated and administered to comply, in all material respects, with its terms and ERISA, the Code and any other applicable Law. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened involving any Company Plan or the assets of any Company Plan. All contributions or payments required to be made to each Company Plan have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected on the Company’s financial statements.
(d)    Except as set forth in Section 3.12(d) of the Company Letter, neither the Company nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time in the past has maintained, contributed to or had any liability under, a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a pension plan that is subject to the minimum funding standards of Section 412 or 4971 of the Code or Section 302 of ERISA or to Title IV of ERISA.
(e)    With respect to the Company Plans, no event or set of circumstances has occurred and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company or any of its ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable Law. Each Company Plan, if any, that is intended by its terms to be, or is otherwise treated by the Company as, qualified under Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype sponsor, to the effect that such Company Plan is so qualified, and that such Company Plan and the trust related thereto are exempt from federal income Taxes under Section 401(a) and 501(a), respectively, of the Code. To the Company’s Knowledge, no event has occurred relating to any such Company Plan that would adversely affect its qualification or materially increase its costs. Each of the Company Plans is subject only to the Laws of the United States or a political subdivision thereof.
(f)    Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any Company Plan or otherwise to provide post-employment or retiree benefits to or in respect of any former employee or any other Person other than as specifically required by Section 4980B of the Code, Part 6 of ERISA or other applicable Law. Neither the Company nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, on account of a violation of the health care requirements of Section 4980B or 4980D of the Code or Part 6 or 7 of Subtitle B of Title I of ERISA. With respect to any Company Plan that is an employee welfare benefit plan, no such Company Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code).

(g)    To the Company’s Knowledge, there are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Company Plan that has occurred that would give rise to liability on the part of the Company or any of its ERISA Affiliates, any officer of the Company or any of the Company Plans under Section 502(i) of ERISA or Section 4975 of the Code or otherwise and, to the Company’s Knowledge, no breaches of fiduciary duty have occurred which may give rise to liability on the part of the Company or any of its ERISA Affiliates under Sections 409 or 502(l) of ERISA or otherwise.
(h)    With respect to each Company Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Company Plan have at all times since January 1, 2009 been in compliance, in all material respects, with, and (ii) such Company Plan has, at all times while subject to Section 409A of the Code, been operated in all material respects in compliance with Section 409A of the Code, the regulations promulgated thereunder and all applicable guidance thereunder. Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any Tax obligation under Section 409A of the Code.
(i)    No amount that could be received, whether in cash or property or the vesting of property, as a result of the Merger or any other transaction contemplated hereby by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual,” as such term is defined in Treasury Regulation Section 1.280G-1, under any Company Plan, either alone or together with any other event, could be characterized as an “excess parachute payment,” as defined in Section 280G of the Code, or would constitute an “excess parachute payment” if such amount were subject to the provisions of Section 280G of the Code. No Person is entitled to a gross-up payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 4999 of the Code.
(j)    Except as set forth in Section 3.12(j) of the Company Letter, the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof (whether alone or in connection with any subsequent other event(s)) will not, (i) entitle any employee, officer or director of the Company or any of its Subsidiaries to any severance, transaction bonus, change in control, retention or other payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan or (iii) result in any breach or violation of, or a default under, any Company Plan.
(k)    The Company and all of its ERISA Affiliates have at all times reserved the right and power to terminate, suspend, discontinue and amend all Company Plans, including all welfare plans that provide benefits to any retiree or other former employee, and such right and power have been appropriately and satisfactorily communicated to all employees and participants.

(l)    The Company and its Affiliates have, at all times, provided group medical coverage to their employees in a manner reasonably expected to avoid triggering a Tax or penalty under Section 4980H of the Code.
Section 3.13    Compliance with Worker Safety and Environmental Laws. To the Knowledge of the Company, the properties (including, without limitation, OREO), assets and operations of the Company and its Subsidiaries are in compliance with all Worker Safety Laws and Environmental Laws, except for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
Section 3.14    Labor Matters.
(a)    Neither the Company nor any of its Subsidiaries is a party to, bound by, subject to any collective bargaining agreement or any similar Contract, work rules or practices with any labor union or similar organization. There are no pending or, to the Knowledge of the Company, threatened, and have not been at any time any labor strikes, disputes, slowdowns, stoppages or union organizing efforts, except where such strike, dispute, slowdown, work stoppage or union organizing effort would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and the Company Bank are in material compliance with all applicable Laws pertaining to employment and employment practices, terms and conditions of employment, employment classification, wages and hours of work (including all state and federal requirements regarding compensation for time worked, maximum hours of work, child labor restrictions, overtime, meal and rest periods, proper payment of bonuses and commissions, compliant record-keeping practices and timely payment of wages), discrimination in employment, affirmative action obligations, equal employment opportunity, immigration and work authorization, leaves, reasonable accommodations, whistleblower, facility closures and layoffs (including the WARN Act), occupational safety and health, workers’ compensation, unemployment compensation, confidentiality, labor relations and collective bargaining, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. There are no Actions against the Company or the Company Bank pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of the Company or the Company Bank, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such Action would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The employment of any terminated former employee of the Company or the Company Bank has been terminated in compliance with any applicable Contract terms and

Laws, and the Company does not have any liability under any such Contract or Laws toward any such terminated employee.
(b)    The Company and its Subsidiaries are and, during the previous two years, have been in compliance with the requirements of the Workers Adjustment and Retraining Notification Act of 1988 and any analogous state, local or foreign Law (including any state Laws relating to plant closings or mass layoffs) (the “WARN Act”) and have no material liabilities or unfulfilled notice obligations pursuant to the WARN Act.
Section 3.15    Intellectual Property.
(a)    Except as set forth in Section 3.15(a) of the Company Letter, the Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”), as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries. Following the Closing, the Company and its Subsidiaries will continue to have all such Intellectual Property Rights. To the Knowledge of the Company, neither the Company nor its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party. To the Knowledge of the Company, no third party infringes, misappropriates or violates, in any material respect, any Intellectual Property Rights owned or exclusively licensed by or to the Company or its Subsidiaries.
(b)    Except as set forth in Section 3.15(b) of the Company Letter, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened that challenge or question the Intellectual Property Rights of the Company or its Subsidiaries.
Section 3.16    Properties and Assets.
(a)    Section 3.16(a) of the Company Letter contains a description of each real property owned by the Company or any of its Subsidiaries (including OREO), showing the record title holder, permanent index (tax) number and common addresses (the “Owned Properties”).
(b)    The Owned Properties and the properties leased by the Company or its Subsidiaries pursuant to the Contracts set forth in Section 3.11(a)(iv) of the Company Letter constitute all of the real estate on which the Company and its Subsidiaries maintain their facilities or conduct their business or otherwise own.
(c)    The Company, directly or through its Subsidiaries, has good and marketable title to or, in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the Company’s and its Subsidiaries’ real properties and other material tangible assets, free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or materially interfere with the present use of the affected property or asset. Such properties and assets, together with all properties and assets held by the Company and its Subsidiaries under leases or licenses and all Intellectual Property Rights held by the Company and its Subsidiaries, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of the Company and its Subsidiaries as presently conducted.
Section 3.17    Company Loans.
(a)    Each loan agreement, note or borrowing arrangement, including portions of outstanding lines of credit, loan commitments and any other contingent exposures (such as letters of credit), on the Company’s or any of its Subsidiaries’ books and records (collectively, the “Company Loans”), (i) was made and has been serviced in accordance with the Company’s or any of its Subsidiaries’ lending standards in the ordinary course of business in all material respects; (ii) is evidenced by appropriate and sufficient documentation; (iii) to the extent underwritten as secured, has been secured by valid Liens which have been perfected and provide the Company Bank with its anticipated priority as a secured lender; and (iv) constitutes, to the Knowledge of Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms in all material respects (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. The Company and each of its Subsidiaries have previously made available to CCBI complete and correct copies of their respective lending policies. The loan agreements and lending policies of the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws. Each Company Loan has been solicited and originated, and is currently serviced, in accordance in all material respects with all Laws. Section 3.17(a) of the Company Letter lists, as of February 28, 2017, all missing title, lien documents, or other evidence of a perfected security interest in collateral with respect to each Company Loan.
(b)    Section 3.17(b) of the Company Letter discloses as of February 28, 2017: (i) any Company Loan that is a Delinquent Loan; (ii) each Company Loan that is a Classified Loans; (iii) a detailed listing of the Company’s OREO; (iv) each Company Loan with any Related Person; (v) each Company Loan that has been modified through a troubled debt restructuring; and (vi) a listing and description of all exceptions to the Company Bank’s loan and underwriting policy made with respect to any Company Loan. All Company Loans which are classified as loans to insiders under Regulation O have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features in comparison to the Company’s other loans, and are otherwise in compliance with the requirements of Regulation O.

(c)    Set forth on Section 3.17(c) of the Company Letter is a complete and accurate list, as of February 28, 2017, of all Company Loans which are subject to any purchased or sold participation or any similar Contract.
(d)    Set forth on Section 3.17(d) of the Company Letter is a complete and accurate list, as of February 28, 2017, of all Company Loans which are not serviced by the Company.
(e)    The Company has made available to CCBI true and correct copies of the loan files requested by CCBI related to Company Loans, as of February 28, 2017, in a form reasonably acceptable to CCBI. Such files contain, in all material respects, all of the documents and instruments relating to those requested Company Loans.
(f)    All payments made on Company Loans have been and will be properly credited to the respective Company Loan.
(g)    The allowances for loan losses reflected in the consolidated financial statements included in the Company Filings were established in accordance with the requirements of GAAP, consistently applied with the Company’s past practice and to the Knowledge of the Company, adequately provide, in all material respects, for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the respective dates of such financial statements. All charge-offs, write-downs and valuations of other real estate owned reflected in such financial statements were established in accordance with the requirements of GAAP, consistently applied with the Company’s past practice and properly reflect the loss incurred on Company Loans (including accrual interest receivable) outstanding as of the respective dates of such financial statements.
(h)    As to each Company Loan that is secured, whether in whole or in part, by a guaranty of the USSBA or any other Governmental Entity, such guaranty is in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any breach, default or forfeiture of rights under such guaranty, or require the consent, approval, or act of, or the making of any filing with, any Governmental Entity. Section 3.17(e) of the Company Letter sets forth each exception to USSBA requirements of any such Company Loan, except for such exceptions which are not material, individually or in the aggregate, and the most recent USSBA report with respect to Company Loans in liquidation status.
Section 3.18    Deposits.
(a)    The Company has made available to CCBI true and correct schedules of the Company Bank’s deposits, as of February 28, 2017, in a form reasonably acceptable to CCBI (the “Company Deposits”).
(b)    The Company Deposits were solicited, opened, extended or made and have been maintained and currently exist in compliance, in all material respects, with all applicable requirements of Laws.

(c)    The agreements relating to the Company Deposits are in compliance, in all material respects, with all applicable Laws.
(d)    The Company Deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by Law. To the Knowledge of the Company, there is no action by the FDIC to terminate the Company Bank’s deposit insurance. The Company Bank has paid all premiums and assessments and has duly, timely and accurately filed all reports required to be paid or filed by it with the FDIC or any other applicable bank regulatory authority.
(e)    Except as set forth in Section 3.18(e) of the Company Letter, none of the Company Deposits are subject to or were acquired through the Certificate of Deposit Account Registry Service (“CDARS Deposits”) or similar pass-through FDIC insured product.
(f)    The Company Bank has posted debit card transactions, including point of sale and ATM transactions, checks and any other form of transfer to the accounts of its customers in chronological or “real time” order as the transactions were presented to the Company Bank and such posting order has been used by the Company Bank since no later than January 1, 2014.
Section 3.19    Investment Portfolio.
(a)    Section 3.19(a) of the Company Letter sets forth a true and complete list as of February 28, 2017, of all investments owned by the Company or any of its Subsidiaries (collectively, the “Investments”), including (a) the fair market value of each such investment as passed upon by an independent third-party valuation agency, (b) the rating, if any, of each such investment as passed upon by the ratings agency of Standard & Poor’s or Moody’s Investor Service.
(b)    Except as set forth in Section 3.19(a) of the Company Letter, the Company Bank owns the Investments free and clear of any Lien.
Section 3.20    Interest Rate Risk Management Instruments. Except as set forth in Section 3.20 of the Company Letter, neither the Company nor any of its Subsidiaries has entered into or is subject to an interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or any other derivative instruments, including without limitation, currency, commodity, futures and options (collectively, “Interest Rate Instruments”), whether entered into for the account of the Company or any of its Subsidiaries or for the account of any customer of the Company or any of the Company’s Subsidiaries. All such Interest Rate Investments have been entered into in accordance with applicable Law. All Interest Rate Instruments are set forth in Section 3.20 of the Company Letter.
Section 3.21    Other Activities.
(a)    Except as set forth on Section 3.21 of the Company Letter, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees serves in a fiduciary capacity, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, with respect to any account held by the Company or any of its Subsidiaries, other than with respect to any Company Deposits or as a trustee in connection with any employee benefit plan of the Company.
(b)    With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to repurchase by the seller, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.
(c)    The Board of Directors of the Company Bank and each other of its Subsidiaries has adopted and the Company Bank and each other of its Subsidiaries has implemented (i) an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act, (ii) an adequate and appropriate OFAC sanctions compliance program, and (iii) a data privacy and safeguarding program that is adequate and appropriate under applicable federal requirements.
(d)    Except as set forth in Section 3.21(d) of the Company Letter, none of the Company, any of its Subsidiaries or their respective directors, officers or employees is required to be registered, licensed or authorized under any applicable Laws or industry requirements as an investment adviser, a broker or dealer, an insurance or mortgage agent, agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, a sales person, a real-estate agent or in any similar capacity with a Governmental Entity or industry regulator.
Section 3.22    Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Letter, there are no outstanding loan amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any Related Person or employee of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. All Contracts between the Company and any of its Affiliates, or any Related Persons or employees, comply, to the extent applicable, with Regulations O and W.
Section 3.23    Approvals. To the Knowledge of the Company, there is no reason relating to the Company or any of its Subsidiaries why the Specified Requisite Regulatory Approvals shall not be obtained in a prompt and timely manner.
Section 3.24    Insurance. The Company has made available to CCBI prior to the date of this Agreement copies of all insurance policies which are maintained by the Company or any of its Subsidiaries or which names the Company or its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received notice of cancellation of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. Neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and any of its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to the Knowledge of the Company there are no circumstances, which would, or could reasonably could be expected to, give rise to any claim under any such policy.
Section 3.25    Opinion of Financial Advisor. The Company has received the opinion of McAuliffe Financial, LLC, as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair to the Company’s shareholders from a financial point of view. A copy of the draft of such opinion has been delivered to CCBI.
Section 3.26    State Takeover Statutes; Certain Charter Provisions. The Company has taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt CCBI, its Subsidiaries and Affiliates, the Merger, the Bank Merger, this Agreement, the Letter Agreements and the transactions contemplated hereby and thereby from the requirements of any “fair price,” “business combination,” “moratorium,” “control share acquisition” statute or other similar anti-takeover Law, or any takeover provision in the Company Articles of Incorporation or the Company Bylaws.
Section 3.27    Required Vote of the Shareholders of the Company. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to approve and adopt this Agreement. No other vote of the shareholders of the Company is required by Law, the Company Articles of Incorporation, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.
Section 3.28    Brokers. No broker, investment banker or other Person, other than McAuliffe Financial, LLC, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Company Bank or any of their respective Subsidiaries.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 4.1    Conduct of Business Pending the Merger.
(a)    Except as expressly permitted by clauses (i) through (xxvii) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as required by Law or any Regulatory Authority or as set forth in Section 4.1 of the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of CCBI (which consent shall not be unreasonably withheld):
(i)    (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than dividends or distributions from the Company’s Subsidiaries to the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares (although the exercise of options outstanding as of the date of this Agreement is permitted) or other securities, provided, however, that the Company shall not be prohibited from continuing to declare and pay its usual and customary cash dividend to its stockholders in amounts and at times consistent with past practice, which dividends shall not exceed $0.25 per share in the aggregate in any calendar quarter between the date hereof and the Effective Time; and further, the ESOP trust may tender to the Company a sufficient number of unallocated shares of Company Common Stock valued on the business day immediately prior to the Closing Date necessary to repay the remaining ESOP indebtedness to the Company after giving effect to the final ESOP contribution received from the Company Bank for the loan repayment for the final ESOP plan year, or partial plan year, ending as of the Closing Date;
(ii)    authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than the issuance of shares of the Company Common Stock upon the exercise of the Company Stock Options outstanding on the date of this Agreement, in each case, in accordance with their current terms and Section 1.4(d);
(iii)    amend any of its Organizational Documents or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;
(iv)    (A) change its credit, loan, interest rate or fee pricing policies with respect to the Company Deposits or the Company Loans; or (B) agree to accept any public fund deposits in excess of $10,000,000;

(v)    amend, terminate, waive or modify any of the terms of (A) any Company Loan or Company Deposit in excess of $250,000 except in the ordinary course of business consistent with past practice and applicable Company Bank policies;
(vi)    (A) enter into any new line of business or product marketing campaign, amend, waive or modify its lending, mortgage servicing process, investment, underwriting, risk and asset liability management, loan, personnel, risk management or other banking and operating policies, (B) make any underwriting exceptions in making or renewing any consumer loans, except as required by applicable Laws, (C) introduce any new loan or credit products or (D) acquire any CDARS Deposits or place any Company Deposits into CDARS Deposits or other brokered deposit services.
(vii)    enter into or approve (A) any secured Company Loan or a group of related secured Company Loans in excess of $500,000 in the aggregate, (B) any renewal or extensions of any existing secured Company Loan or group of related secured Company Loans in excess of $750,000 in the aggregate, (C) any unsecured Company Loan or a group of related unsecured Company Loans in excess of $100,000 in the aggregate, (D) any renewal or extension of any existing unsecured Company Loan or group of related unsecured Company Loans in excess of $250,000 in the aggregate, or (E) any Company Loan or a group of related Company Loans that is or are special mention, substandard credit, or, if entered into or approved, would be a Classified Loan or Classified Loans.
(viii)    purchase or invest in any securities or other investments or sell any securities or other investments other than in the ordinary course of business, consistent with past practice
(ix)    close, sell, consolidate, or relocate any of the Company Bank’s branches;
(x)    make any material change in any information technology system utilized by Company or any of its Subsidiaries except as required to maintain the integrity of the systems or to protect against cyber attacks;
(xi)    (A) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire, or agree to acquire, any assets other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole or (B) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $50,000;
(xii)    sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company or its Subsidiaries), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales of inventory in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(xiii)    acquire, lease (as lessee) or sell or lease (as lessor) any real property other than (A) the acquisition of real property as the result of foreclosure actions or upon the receipt of a deed in lieu of foreclosure or (B) the disposition of OREO in the ordinary course of business consistent with past practices;
(xiv)    (A) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) any such indebtedness or other obligations of another Person or make any loans or advances (other than Company Loans) or capital contributions to, any other Person, other than indebtedness, loans, advances, capital contributions and investments between the Company and its Subsidiaries and other than borrowings by the Company Bank from the Federal Home Loan Bank with maturities not exceeding six months, in each case in the ordinary course of business consistent with past practice, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or its Subsidiaries, (C) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or (D) enter into any arrangement having the economic effect of any of the foregoing;
(xv)    except as required to implement the transactions contemplated by this Agreement, (A) grant, increase, or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any compensation or benefits payable or to become payable to its directors, officers or employees, including any increase or change pursuant to any Company Plan, except in a manner which is consistent with the Company’s normal and customary past practices or as required by Law or (B) establish, adopt, enter into, amend or take action to enhance or accelerate any rights or benefits under (or promise to take any such action(s)) any agreement, plan or arrangement that would constitute a Company Plan if it were in existence on the date hereof, in either case except as required by Law or by any written Contract or any Company Plan in existence on the date hereof;
(xvi)    terminate without Cause the employment of or hire any employee whose annual compensation exceeded or is reasonably expected to exceed $50,000.
(xvii)    knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company or its Subsidiaries by any applicable Law;
(xviii)    make or adopt any change to its (A) credit, loan or risk policies; (B) methodology or practices for determining its allowance for loan and lease losses (except as may be required by any Law or any directive of any Governmental Entity); or (C) its accounting methods, practices, policies or procedures (other than actions required to be taken by GAAP);
(xix)    make any material change in internal control over financial reporting;
(xx)    fail to ensure that the charge-offs, write-downs and OREO and other Owned Property valuations established on the Company’s or any of its Subsidiaries’ books and records between the date hereof and the Closing Date will be established in accordance with the requirements of GAAP, consistently applied to the Company’s and its Subsidiaries’ past practice, and will properly reflect the losses incurred on outstanding Company Loans (including accrual interest receivable);
(xxi)    prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except as required by Law, settle or compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;
(xxii)    (A) enter into, amend, modify or terminate any Company Material Contract (including, without limitation, any Contract for employment or any Contract for any Company Plan), (B) waive, release or assign any rights under any Company Material Contract or (C) enter into, renew, or become subject to any Interest Rate Instrument whether for the account of the Company or any of its Subsidiaries or any of their respective customers;
(xxiii)    enter into or amend any Contract (A) that would, after the Effective Time, restrict CCBI or any of its Subsidiaries (including the Company and its Subsidiaries) with respect to engaging in any line of business or in any geographical area or (B) that contains exclusivity, most favored nation pricing or other provisions or non-solicitation provisions;
(xxiv)    waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and applicable Company Bank policies or in accordance with their terms, of liabilities reflected or reserved against in the most recent Company Filings filed prior to the date hereof or incurred in the ordinary course of business consistent with past practice;
(xxv)    initiate, settle or compromise any Action;
(xxvi)    take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement; or
(xxvii)    authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.
Section 4.2    No Solicitation.
(a)    From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or any of its Subsidiaries, or any financial advisor, attorney or other advisor or representative (“Representatives”) of the Company or any of its Subsidiaries,

to, directly or indirectly (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of any Takeover Proposal (as hereinafter defined) or any proposal that could reasonably be expected to lead to a Takeover Proposal, (ii) enter into any letter of intent, agreement in principle or Contract providing for, relating to or in connection with, any Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Takeover Proposal or (iv) furnish to any Third Party any information regarding the Company or its Subsidiaries, or afford access to the properties, books and records of the Company or its Subsidiaries, to any Third Party in connection with or in response to any Takeover Proposal; provided, however, that prior to the Shareholder Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from taking any of the actions described in clauses (iii) and (iv) above in response to any unsolicited bona fide written Takeover Proposal by a Third Party, if and only to the extent that, (A) in the reasonable good faith opinion of the Board of Directors, after consultation with its outside financial advisors and outside legal counsel, such Takeover Proposal would reasonably be expected to lead to a Superior Proposal and, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside financial advisors, the Third Party making such Takeover Proposal has the financial means to conclude such transaction, (B) the failure to take such action would, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, violate the fiduciary duties of the Board of Directors of Company to the Company’s shareholders under applicable Law, (C) prior to furnishing such non-public information to, or entering into, continuing or otherwise participating in any discussions or negotiations with, such Third Party, the Board of Directors of the Company receives from such Third Party an executed confidentiality agreement which agreement shall contain provisions not less favorable to the Company than those contained in the Confidentiality Agreement between CCBI and the Company (an “Acceptable Confidentiality Agreement”), (D) the Company shall have provided to CCBI all materials and information required under Section 4.2(b) to be delivered by the Company to CCBI and (5) the Company shall have fully complied with this Section 4.2.
(b)    The Company shall promptly, and in any event no later than twenty-four (24) hours after it receives any Takeover Proposal, or any written request for information regarding the Company or any of its Subsidiaries in connection with a Takeover Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any Takeover Proposal, advise CCBI orally and in writing of such Takeover Proposal or request, including providing a description of the Third Party sufficient to permit an evaluation of the relative merits of the Takeover Proposal or request, and (i) if it is in writing, the material terms of such Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Takeover Proposal and (ii) if oral, a reasonably detailed written summary thereof, including a description of such Third Party sufficient to permit an evaluation of the relative merits of the Takeover Proposal. The Company shall keep CCBI informed in all material respects on a prompt basis of the status and details of any such Takeover Proposal or with respect to any change to the material terms of any such Takeover Proposal. The Company agrees that it shall, prior to or concurrent with the time it is provided to any Third Parties, provide to CCBI any non-public information concerning the Company and its Subsidiaries that the Company provides to any Third Party in connection with any Takeover Proposal which was not previously provided to CCBI.
(c)    Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to CCBI), or propose to withdraw (or modify in a manner adverse to CCBI), the approval, recommendation to the holders of the Company Common Stock to adopt this Agreement or declaration of advisability by such Board of Directors or any such committee thereof, of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting, related to or in connection with, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 4.2(a)) or which is intended to or which could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement.
(d)    Notwithstanding Section 4.2(c), at any time prior to the approval and adoption of this Agreement by the shareholders of the Company at the Shareholder Meeting, the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a Superior Proposal made after the date hereof and which shall not have been withdrawn if such Board of Directors determines in good faith (after consultation with its outside financial advisor and outside counsel) that the failure to do so would reasonably be expected to violate the fiduciary duties of the Board of Directors of the Company to the shareholders of the Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if the Company failed to comply with this Section 4.2, (ii) no such Company Adverse Recommendation Change shall be made until after the third Business Day following CCBI’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising CCBI that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new three (3) Business Day period), identifying the Person making such Superior Proposal, providing copies of any agreements intended to effect such Superior Proposal and representing that the Company has complied with this Section 4.2, (iii) during such three (3) Business Day period, the Company and its advisors shall negotiate with CCBI in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to proceed with its recommendation of this Agreement and not make a Company Adverse Recommendation

Change, and (iv) the Board of Directors of the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, CCBI makes a proposal to adjust the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee.
(e)    For purposes of this Agreement:
(i)    “Acquisition Transaction” means any transaction or series of related transactions other than the Merger and the Bank Merger involving: (A) any acquisition or purchase from the Company by any Third Party of more than a 10% interest in the total outstanding voting securities of the Company or any of its Subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (C) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction; (D) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 10% of the assets (based on the fair market value thereof) of the Company or any of its Subsidiaries; or (E) any liquidation or dissolution of the Company or any of its Subsidiaries;
(ii)    “Superior Proposal” means an unsolicited, bona fide written Takeover Proposal to acquire more than (A) 50% of the outstanding voting securities of the Company or (B) 50% of the consolidated assets of the Company and its Subsidiaries, in either case on terms that, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside financial advisors and its outside legal counsel, taking into account relevant legal, financial and regulatory aspects of the proposal, the Termination Fee, a description of the Third Party sufficient to permit an evaluation of the relative merits of the proposal and the conditions for completion of such proposal (x) is more favorable, from a financial point of view, to the shareholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by CCBI in response to such Takeover Proposal or otherwise);
(iii)    “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than CCBI and its Affiliates;
(iv)    “Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Acquisition Transaction; and
(v)    “Termination Fee” means an amount equal to $1,600,000.

Section 4.3    Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company or its Subsidiaries is a party (other than any agreement involving CCBI).
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1    Form S-4; Proxy Statement / Prospectus; NASDAQ Listing.
(a)    As promptly as practicable following the date of this Agreement, (i) the Company and CCBI shall jointly prepare the Proxy Statement / Prospectus in preliminary form and (ii) CCBI shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Proxy Statement / Prospectus approved by CCBI and the Company (together with all amendments thereto, the “Form S-4”) (in which the Proxy Statement / Prospectus will be included as a prospectus) relating to the registration of the Stock Consideration. The Proxy Statement / Prospectus and Form S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law.
(b)    Each of CCBI and the Company shall use its reasonable best efforts to have the Proxy Statement / Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. Each of CCBI and the Company shall promptly furnish all information concerning it or its stockholders or shareholders to the other, and provide such other assistance, in each case, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement / Prospectus and the Form S-4. CCBI shall, as promptly as practicable after the receipt thereof, provide the Company with copies of any written comments and advise the Company of any oral comments with respect to the Proxy Statement / Prospectus and the Form S-4 received by it from the SEC, including any request from the SEC for amendments or supplements to the Proxy Statement / Prospectus and the Form S-4, and shall provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Form S-4 (including any amendments and supplements thereto) or mailing the Proxy Statement / Prospectus or responding to any comments of the SEC with respect thereto, each of CCBI and the Company (i) shall provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response which in any event must be approved by CCBI), and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by the other. CCBI shall advise the Company , promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of CCBI Common Stock for offering or sale in any jurisdiction, and CCBI and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. CCBI and the Company shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, the MBCA, the MGCL and the rules of NASDAQ, in connection with the filing and distribution of the Proxy Statement / Prospectus and the Form S-4, and the solicitation of proxies from the shareholders of the Company.
(c)    CCBI shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of NASDAQ and the SEC to enable the listing of shares of CCBI Common Stock on NASDAQ no later than the Effective Time, subject to official notice of issuance. CCBI shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall CCBI be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).
(d)    Each of CCBI and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers, (to the extent reasonably available to the applicable party) stockholders and shareholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of CCBI, the Company or any of their respective Subsidiaries to the OTC Markets, NASDAQ or any Governmental Entity (including the Form S-4 and the Proxy Statement / Prospectus) in connection with the Merger and the other transactions contemplated by this Agreement. In addition, to the extent such disclosure is required to be included in the Form S-4 pursuant to the requirements of Form S-4 and the Securities Act and the Exchange Act, each of CCBI and the Company will use its reasonable best efforts to (i) provide interim financial statements (including footnotes) that are required by the Securities Act to be included in the Form S-4 that have been reviewed by such party’s independent registered public accounting firm (to the extent required), (ii) provide management’s discussion and analysis of interim and annual consolidated financial statements, (iii) cause such party’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements included in the Form S-4, and (iv) provide information concerning such party necessary to enable CCBI and the Company to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit CCBI to prepare the Form S-4.
(e)    If at any time prior to the date upon which the shareholder approval of the shareholders of the Company is obtained, any information relating to either the Company or CCBI, or any of their respective Affiliates, officers or directors, should be discovered by the Company or CCBI that should be set forth in an amendment or supplement to either of the Form S-4 or the Proxy Statement / Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under applicable Law, disseminated to the shareholders of the Company.
(f)    The Company’s Board of Directors will authorize the preparation of the portion of the Proxy Statement / Prospectus to be provided by the Company, which is to be included in the Form S-4, its filing with the Securities and Exchange Commission (the “SEC”), and its delivery to the Shareholders of the Company.
Section 5.2    Shareholder Meeting. The Company, as soon as practicable following the effectiveness of the Form S-4 and receipt of the Specified Requisite Regulatory Approvals, shall, in consultation with CCBI, duly call, give notice of, convene and hold a meeting of the shareholders of the Company (the “Shareholder Meeting”) for the purpose of considering the approval and adoption of this Agreement. The Company shall, except to the extent that the Company has made a Company Adverse Recommendation Change in compliance with Section 4.2(d), through its Board of Directors, recommend to its shareholders approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), and shall use reasonable best efforts to solicit such approval and adoption by its shareholders, and such Board of Directors or committee thereof shall not withhold, withdraw, qualify, amend or modify in a manner adverse to CCBI the Company Recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders or resolve or propose to do any of the foregoing.
Section 5.3    Access to Information.
(a)    Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.
(b)    Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships. Neither the Company, CCBI, nor any of their respective Subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or confidentiality agreement entered into prior to the date hereof.

(c)    All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated November 3, 2016, between CCBI and the Company (the “Confidentiality Agreement”).
Section 5.4    Fees and Expenses.
(a)    Except as otherwise provided in this Section 5.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.
(b)    Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) (A) by CCBI pursuant to Section 7.1(b) or (B) by the Company or CCBI pursuant to Section 7.1(e) or (C) by the Company pursuant to Section 7.1(d)(i) and (D) in the case of each of (i)(A), (i)(B) and (i)(C) a Superior Proposal existed between the date hereof and the date of the termination of this Agreement and, (D) concurrently with or within twelve months after any such termination the transactions contemplated by such Superior Proposal are consummated or the Company or its Subsidiaries shall enter into any letter of intent, agreement in principle or definitive agreement with respect to such Superior Proposal , (ii) by CCBI pursuant to Section 7.1(f) or (iii) by the Company pursuant to Section 7.1(g) then, in each case, the Company shall pay to CCBI the Termination Fee by wire transfer of immediately available funds to an account specified in writing by CCBI, such payment to be made promptly, but in no event later than (x) in the case of clause (i), the earlier to occur of the transactions contemplated by the Superior Proposal and the entry into such letter of intent, agreement in principle or definitive agreement with respect to such Superior Proposal, (y) in the case of clause (ii), on the first Business Day following such termination, or (z) in the case of clause (iii) concurrent with such termination.
(c)    The Company acknowledges that the agreements contained in this Section 5.4 are an integral part of the transactions contemplated by this Agreement and that without these agreements CCBI would not enter into this Agreement.
(d)    The amount payable by Company to CCBI pursuant to this Section 5.4 constitutes liquidated damages and not a penalty and shall be the sole and exclusive remedy of CCBI with respect to a termination listed in this Section 5.4.
Section 5.5    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of CCBI and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, including the Specified Requisite Regulatory Approvals (the “Requisite Regulatory Approvals”) and the making of all necessary registrations, declarations and filings with Governmental Entities, including applications, notices and requests for the Requisite Regulatory Approvals; (iii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals from Persons other than Governmental Entities and the making of all necessary registrations, declarations and filings with such Persons, if any; and (iv) the taking of all commercially reasonable steps as may be necessary to avoid any Action by any Governmental Entity.
(b)    Notwithstanding anything in this Agreement to the contrary, (i) neither CCBI nor the Company shall be obligated to contest any final action or decision taken by any Governmental Entity challenging the consummation of the transactions contemplated by this Agreement, (ii) in no event shall CCBI or its Affiliates be required to agree to any condition or requirement to the receipt of any Specified Requisite Regulatory Approval which would so materially and adversely affect the economic or business benefits to CCBI of the Merger that, had such condition or requirement been known, CCBI would not, in its reasonable judgment, have entered into this Agreement, such condition or requirement being referred to herein as a “Burdensome Condition.” CCBI and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers, stockholders and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of any party or any of its Subsidiaries with or to any third party or Governmental Entity in connection with the transactions contemplated hereby.
(c)    CCBI and the Company will furnish the other party with drafts of each application, notice or other request for the Specified Requisite Regulatory Approvals and shall provide the other party with a reasonable opportunity to review and comment on such application, notice or other request before the filing thereof.
(d)    Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.
Section 5.6    Public Announcements. Neither CCBI nor the Company will issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national or foreign securities exchange or the rules of NASDAQ.
Section 5.7    State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Letter Agreements, CCBI and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.
Section 5.8    Indemnification of Directors and Officers.
(a)    CCBI agrees that all rights to indemnification, advancement of expenses and exculpation by Company or its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of Company or any of its Subsidiaries, as provided in the charter or bylaws of Company or its Subsidiaries, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.
(b)    Company and its Subsidiaries shall obtain as of the Closing Date pre-paid directors’ and officers’ liability “tail” insurance policies with a claims period of six (6) years from the Closing Date and providing coverage for claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement), with at least the same coverage and limits, and containing terms and conditions that are not less advantageous to the directors and officers of Company or its Subsidiaries, as the directors’ and officers’ liability insurance policy in place immediately prior to the Closing Date and covering such directors and officers; provided that in no event shall Company or its Subsidiaries be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by Company or its Subsidiaries for such insurance prior to the date of this Agreement (the “Maximum Premium”). The Maximum Premium is set forth on Section 5.8(b) of the Company Letter. Company will use its commercially reasonable best efforts (and consult with CCBI in such process) to obtain such policies for premium amounts as contemplated by this Section 5.8(a). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, Company and its Subsidiaries shall obtain, and CCBI shall cause them to obtain, that amount of pre-paid directors’ and officers’ liability “tail” insurance policies obtainable for an annual premium equal to the Maximum Premium.
(c)    The obligations of CCBI, Company, and its Subsidiaries under this Section 5.9 shall not be terminated or modified in any manner as to adversely affect any director or officer to whom this Section 5.8 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).
(d)    In the event CCBI, Company, Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of CCBI,

Company, or its Subsidiaries, as the case may be, shall assume all of the obligations set forth in this Section 5.8.
(e)    Further, CCBI hereby acknowledges and assumes the obligations of the Company and its Subsidiaries with respect to indemnification of the former employees, officers and directors of St. James Federal Savings and Loan Association (“St. James”) as set for at Section 5.05(b) of the Agreement and Plan of Conversion Merger dated November 14, 2014 by and among the Company, Wells Federal Bank and St. James.
Section 5.9    Notification of Certain Matters. CCBI shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to CCBI, of: (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which it is aware and which would be reasonably likely to cause (A) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied in all material respects; (ii) any failure of CCBI or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Company or on CCBI, as the case may be. The delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
Section 5.10    Employee Benefit Plans and Agreements.
(a)    CCBI agrees that it will, from and after the Effective Time, honor all employment Contracts entered into by the Company prior to the date hereof and described in Section 5.10(a) of the Company Letter. Nothing in this Agreement shall be interpreted as limiting the power of CCBI to offer to continue the employment of any employee or the engagement of any independent contractor or, other than as required by its terms, any written employment Contract. Nothing herein shall be deemed to be a guarantee of employment for any employee of the Company or any of its Subsidiaries, or to restrict the right of Surviving Corporation or any of its Subsidiaries to terminate or cause to be terminated the employment of any such employee at any time for any or no reason with or without notice; provided, however, that in the event that after the Effective Time any Eligible Employee of the Company or its Subsidiaries is terminated from employment without Cause prior to the first anniversary of the Closing Date, CCBI shall provide severance benefits consisting of 1.25 weeks of pay for each Year of Service with the Company or its Subsidiaries, with a minimum of 2.0 weeks salary and a maximum of twenty-six (26) weeks’ salary, except where such Eligible Employee is entitled to greater severance benefits under a Company Plan. “Year of Service” as used herein means each full twelve-month period for which such employee was an actual employee of the Company or its Subsidiaries and shall not include any such time period where such employee was previously employed by CCBI or any of its Subsidiaries, or any other entity other than the Company. CCBI and the Company acknowledge and agree that all provisions contained in this Section 5.10 are included for the sole benefit of CCBI, the

Company and their respective Subsidiaries, and that nothing in this Section 5.10, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of CCBI, the Company or any of their respective Subsidiaries, or (ii) to continued employment with CCBI, the Company or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.
(b)    Following the Effective Time, CCBI shall cause employees of the Company or its Subsidiaries to be eligible to participate in the CCBI Plans, and shall cause its Affiliates and the applicable CCBI Plan, to recognize prior service of such employees with the Company and its Subsidiaries as service with CCBI and its Affiliates to (i) credit each employee’s service with the Company or any of its Subsidiaries or any predecessor employers thereto, to the extent credited under the analogous Company Plan, as service with CCBI and its Affiliates for purposes of eligibility, vesting, and vacation (PTO) benefits under such CCBI Plan, but not for any other purposes, including for purposes of determining benefit accruals or early retirement subsidies under any defined benefit pension plan of CCBI or its Affiliates; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service and (ii) use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such CCBI Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Company Plan in which such employee participated immediately prior to the Closing Date, to be waived with respect to such employee and such individual’s spouse and eligible dependents who become participants in such CCBI Plan, subject to the conditions, regulations, underwriting criteria or similar provisions imposed by any of CCBI’s insurers.
(c)    The Company shall, and shall cause the Company Bank to, take all action necessary to terminate the ESOP effective immediately prior to the Effective Time. The Company shall allow CCBI to review any resolutions adopted by the Board of Directors of the Company to effect this Section 5.10(c) prior to their adoption and shall cooperate with CCBI to make any changes to such resolutions reasonably requested by CCBI. Notwithstanding anything herein to the contrary, the Company or its Subsidiaries shall continue to accrue and make contributions to the ESOP for the plan year ending as of the date of termination of the ESOP in accordance with past practice as in effect during the year ended December 31, 2016, including a pro rata contribution for any partial contribution period ending as of the Closing Date. Such ESOP shall be terminated in a manner consistent with the provisions of Section 8.2(c) of such plan in effect as of the date of this Agreement.
(d)    Each employee who is listed on Section 5.10(d) of the Company Letter (an “Eligible Employee”) shall be eligible to receive the severance benefits provided for in Section 5.10(a) as set forth on Section 5.10(d) of the Company Letter, except where such Eligible Employee is entitled to greater severance benefits under a Company Plan.

(e)    Each employee of the Company or any Subsidiary of the Company who is listed on Section 5.10(e)(i) of the Company Letter shall be eligible to receive the retention bonus set forth on Section 5.10(e)(i) of the Company Letter pursuant to a retention agreement in form and substance reasonably satisfactory to CCBI and the Company. Each employee of the Company or any Subsidiary of the Company who is listed on Section 5.10(e)(ii) of the Company Letter shall be eligible to receive the stay bonus set forth on Section 5.10(e)(ii) of the Company Letter pursuant to a stay bonus agreement in form and substance reasonably satisfactory to CCBI and the Company.
Section 5.11    Certain Litigation.
(a)    Each Party shall promptly advise the other of (i) any Action commenced after the date of this Agreement against the party or any of its subsidiaries, or directors by any shareholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby, and (ii) any Action that could reasonably be expected to have a Material Adverse Effect on the , and shall keep the other reasonably informed on a timely basis regarding any such Action. The Company shall give CCBI the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider CCBI’s views with respect to such Action, and shall not settle without CCBI’s prior written consent (A) any Action related to or challenging this Agreement or the transactions contemplated hereby or (B) any Action where the amount in controversy is greater than $1,500,000. The delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to CCBI.
(b)    If permissible under applicable banking Laws, the Company shall promptly advise CCBI of the commencement of any investigation or audit by any Governmental Entity with respect to the Company, the Company Bank or any of their respective directors or employees and shall keep CCBI reasonably informed on a timely basis regarding any such investigation or audit.
Section 5.12    Transition Services.
(a)    The Company and CCBI shall cooperate with each other in the selection of an integration team, which team shall plan and implement an orderly, cost-effective consolidation of the Company’s back room operations into CCBI’s operations located in Altoona, Wisconsin or any other CCBI site. Consistent with the Company maintaining its independent status prior to the Effective Time, CCBI will provide sufficient resources and personnel to effectively guide the integration team.
(b)    The Company and CCBI shall, subject to applicable legal requirements, cooperate with each other, and (ii) if mutually agreed in the interest of an orderly, cost-effective consolidation of operations and competitive market issues, terminate any in-house back office, support, processing or other operational activities or services of the Company or any Company Subsidiary, including, without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between CCBI or any CCBI Subsidiary (as CCBI shall select) and the Company for the provision of similar services to the

Company or any Company Subsidiary on terms and conditions mutually acceptable to the Company and CCBI provided that no such termination shall be effective until immediately after the Effective Time.
(c)    The Company and CCBI shall cooperate and make all reasonable efforts to cause their respective data processing service providers to cooperate to ensure the orderly and efficient consummation of the Merger and to take all reasonable steps for an orderly transfer of all applicable data files and processing information, and to facilitate an electronic and systematic conversion of all applicable data regarding the Company’s assets and liabilities to CCBI’s own system of electronic data processing as soon as possible after the Effective Time.
Section 5.13    Title Commitments and Surveys. The Company shall cooperate with and assist CCBI in obtaining title commitments for owners’ policies of title insurance prepared by a title insurance company selected by CCBI and certified ALTA surveys prepared by a licensed surveyor selected by CCBI with respect to each of the Owned Properties.
ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER
Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by CCBI and the Company at or prior to the Effective Time of the following conditions:
(a)    Shareholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of shareholders of the Company in accordance with applicable Law.
(b)    No Order. No court or other Governmental Entity having jurisdiction over the Company or CCBI, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation or Order (whether temporary, preliminary or permanent) which is then in effect prohibiting or having the effect of making illegal the consummation of the Merger or the Bank Merger, and no Governmental Entity shall have instituted any Action that is pending seeking such an Order.
(c)    Form S-4. The Form S-4 shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Form S-4; and all approvals deemed necessary by CCBI and Company counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.
(d)    NASDAQ Listing. CCBI Common Stock, including the CCBI Common Stock to be issued in the Merger, shall continue to be listed on NASDAQ.

(e)    Approval of Governmental Entities. All Specified Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all mandatory statutory waiting periods in respect thereof shall have expired.
Section 6.2    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:
(a)    Performance of Obligations. CCBI shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.
(b)    Representations and Warranties. Each of the representations and warranties of CCBI contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties of CCBI contained in this Agreement that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).
(c)    CCBI Deliveries. CCBI shall have delivered to the Company at or prior to Closing the deliveries specified in Section 1.9(b).
(d)    Officer’s Certificate. The Company shall have received a certificate of an executive officer of CCBI to the effect that each of the conditions set forth in this Section 6.2 have been satisfied.
(e)    Material Adverse Effect. There shall not exist any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on CCBI.
(f)    Exchange Agent Certificate. The Company shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of CCBI Common Stock to satisfy CCBI’s obligations to pay the aggregate Merger Consideration.
Section 6.3    Conditions to Obligations of CCBI to Effect the Merger. The obligations of CCBI to effect the Merger shall be subject to the fulfillment or waiver by CCBI at or prior to the Effective Time of the following additional conditions:
(a)    Performance of Obligations. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b)    Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 (as modified by updates to the Company Letter prior to Closing for facts, circumstances, or matters arising between the date of this Agreement and the Effective Time ) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all respects as of such certain date); (ii) each of the representations and warranties of the Company contained in this Agreement (other than in Section 3.2) that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date); and (iii) each of the representations and warranties of the Company contained in this Agreement (other than in Section 3.2) that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).
(c)    Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on the Company.
(d)    Consents. The Company shall have obtained the consent or approval of each Person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any Company Material Contract.
(e)    Governmental Actions. There shall not be instituted, pending or threatened any Action by a Governmental Entity (i) relating to this Agreement, the Letter Agreements or any of the transactions contemplated herein or (ii) which would have, individually or in the aggregate, a Material Adverse Effect on the Company or CCBI.
(f)    Officers’ Certificate. CCBI shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to the effect that each of the conditions set forth in this Section 6.3 has been satisfied.
(g)    Company Deliveries. The Company shall have delivered to CCBI at or prior to the Closing the deliveries specified in Section 1.9(c).
(h)    Dissenting Shares. No more than fifteen percent (15%) of the issued and outstanding shares of Company Common Stock shall be Dissenting Shares.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:
(a)    by mutual written consent of CCBI and the Company;
(b)    by CCBI, provided that CCBI is not then in material breach, if there has been a breach of any representation, warranty, covenant, undertaking or other agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by CCBI to the Company;
(c)    by the Company, provided that the Company is not then in material breach, if there has been a breach of any representation, warranty, covenant or other agreement made by CCBI in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to CCBI;
(d)    by either CCBI or the Company if: (i) the Merger has not been effected on or prior to the close of business on October 31, 2017 (the “Termination Date”); provided, however, that in the event that the condition set forth in Section 6.1(e) has not been satisfied by the Termination Date, the Termination Date shall automatically be extended by sixty (60) calendar days; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the Termination Date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued or enacted an Order or Law or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the Merger or the Bank Merger and such Order, Law or other action shall have become final and nonappealable;
(e)    by either CCBI or the Company if the shareholders of the Company do not approve this Agreement at the Shareholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if the Company has not complied with its obligations under Section 4.2, or Section 5.2;
(f)    by CCBI if: (i) the Company shall have breached any of the provisions of Section 4.2 or Section 5.2; (ii) the Board of Directors of the Company or any committee thereof shall have effected a Company Adverse Recommendation Change or shall have taken any other action or made any other statement in connection with the Shareholder Meeting inconsistent with the Company Recommendation or shall have resolved or proposed to do any of the foregoing; (iii) the Board of Directors of the Company or any committee thereof shall have recommended to the shareholders of the Company any Superior Proposal or shall have resolved to do so; or (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);
(g)    by the Company if prior to the approval and adoption of this Agreement by its shareholders at the Shareholder Meeting, (A) the Company’s Board of Directors has received a Superior Proposal, (B) the Company has complied with Section 4.2, including the negotiation provisions therein, and, after such negotiations, the Board of Directors of the Company continues reasonably to determine that the Takeover Proposal constitutes a Superior Proposal after giving effect among other things, to the payment of the Termination Fee, and (C) at the time of such termination, CCBI receives the Termination Fee and the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.
The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, attorneys or agents, and whether prior to or after the execution of this Agreement.
Section 7.2    Effect of Termination. In the event of termination of this Agreement by either CCBI or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, CCBI or their respective officers or directors (except for Section 5.3(c) and Section 5.4, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.
Section 7.3    Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
Section 7.4    Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII
GENERAL PROVISIONS
Section 8.1    Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.
Section 8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one (1) Business Day after being delivered to an overnight courier or when sent via email (with a confirmatory receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to CCBI, to it c/o:
Citizens Community Bancorp, Inc.
29 Fairfax Street
Altoona, WI 54720
Attention: Stephen Bianchi
Email: sbianchi@ccf.us
with a copy to:
Briggs and Morgan, P.A.
2200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attention: Joseph T. Kinning
Email: jkinning@briggs.com
(b)    if to the Company, to:
Wells Financial Corp.
53 1st Street SW
Wells, MN 56097
Attention: James D. Moll
Email: jmoll@wellsfederal.com
with a copy to:
Jones Walker LLP
1227 25th Street NW
Suite 200 W
Washington, D.C. 20037
Attention: John J. Spidi
Email: jspidi@joneswalker.com
Section 8.3    Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section or Article of, or an Exhibit attached to, this Agreement unless otherwise indicated. The Exhibits, the Company Letter and

CCBI Letter referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (c) the word “or” is not exclusive. The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
Section 8.4    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 8.5    Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.8, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder
Section 8.6    Governing Law; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the principles of conflict of laws thereof.
(b)    EACH OF THE COMPANY AND CCBI HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF CCBI OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.
Section 8.8    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
Section 8.9    Enforcement of this Agreement. In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at Law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if any of the transactions contemplated by this Agreement were not consummated), and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligation of the parties hereto to consummate the transactions contemplated by this Agreement and the obligation of CCBI to pay, and Company’s stockholders’ right to receive, the consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.9, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 8.10    Definitions. For purposes of this Agreement:
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.
“Business Day” means any day other than a Saturday or Sunday on which national banking associations are required to be open in Eau Claire, Wisconsin.
“Cause” means termination of employment for any of the following reasons:

(a)    in the event of the permanent disability of the employee. For the purposes of this Agreement, “permanent disability” means any physical, mental or emotional illness, disease or condition which renders the employee incapable of adequately performing his usual duties for a period of twenty-six (26) weeks or more in one year, whether consecutively or in the aggregate. The determination of whether the employee is disabled under this Section 8.10 shall be made by a physician chosen by the employee and a physician chosen by the Company. The determination of the two physicians shall be binding on the employee and the Company. If the two physicians are unable to agree as to whether the employee is disabled, the two physicians shall designate a third physician mutually agreeable to them and such physician shall determine whether the employee is disabled, and such determination shall be binding on the Company and the employee;
(b)    the employee dies;
(c)    the employee commits embezzlement, fraud, dishonesty or other acts of misconduct, or is guilty of conduct in material violation of established ethics, regulations, Law or the Company or the Company Bank policy;
(d)    the employee is charged with any crime involving the property of the Company or the Company Bank or which has a detrimental impact upon the reputation of the Company or the Company Bank;
(e)    the employee is adjudicated as incompetent; or
(f)    Cause as defined in any Contract, employment agreement, management change in control agreement, or other comparable agreement with an employee of the Company or any of its Subsidiaries.
“Code” means the Internal Revenue Code of 1986, as amended to date.
“FDIC” means the Federal Deposit Insurance Corporation.
“Knowledge of CCBI” means the actual knowledge of the individuals identified in Section 8.10 of the CCBI Letter, after due inquiry.
“Knowledge of the Company” means the actual knowledge of the individuals identified in Section 8.10 of the Company Letter, after due inquiry.
“Law” means any federal, state, local, foreign, international or multinational treaty, constitution, statute, law, executive order, ordinance, rule or regulation.
“Material Adverse Change” or “Material Adverse Effect” means, when used with respect to CCBI or Company, as the case may be, any fact, event, or circumstance that individually or when taken together with all other facts, events, or circumstances is or could reasonably be expected to be materially adverse to the business, assets, reputation, results of operations, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of CCBI and CCBI Bank, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, but excluding any fact, event, or circumstance to the extent caused by (i) any changes in the United States or global economy or capital, financial or securities markets generally including such changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the securities markets, (ii) changes in Laws or GAAP or regulatory accounting principles, or authoritative interpretation thereof after the date of this Agreement that affect in general the banking industry, (iii) the engagement by the United States in military hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) changes in the industry in which the Company operates generally, (v) the public disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby including the expenses incurred as a result of the negotiation and compliance with the terms hereof, (vi) the failure, in and of itself, of Company to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics, (vii) actions taken by third parties following the public announcement of this Agreement, (viii) actions or omissions with the prior written consent of the other party, (ix) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration of the credit markets generally and including changes to any previously correctly applied asset marks, except in the case of each of clauses (i), (ii), (iii), (iv) and (ix) immediately above to the extent that any such fact, event, or circumstance has a materially disproportionate impact on the business or the assets, reputation, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.
“OCC” means the Office of the Comptroller of the Currency.
“Order” means judgment, order, writ, award, injunction (temporary or permanent), agreement, memorandum of understanding, direction or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of either of the Constituent Corporations or any of their respective Subsidiaries or decree of any Governmental Entity.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Regulation O” means 12 C.F.R. Part 215 , commonly known as Regulation O of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation W” means 12 C.F.R. Part 223, commonly known as Regulation W of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Person(s)” means (i) any Affiliate of the Company or any of its Subsidiaries, (ii) any holder of 10% or more of the shares of the Company Common Stock, (iii) any current or former director or officer of the Company or any of its Subsidiaries, or (iv) any Person that, to the Knowledge of the Company, is an “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of a Person identified in clause (i), (ii) or (iii) immediately above.
“Securities Act” means the Securities Act of 1933 together with the rules and regulations promulgated thereunder.
“Specified Requisite Regulatory Approval” means in connection with this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby each of the following:
(i)    The approval by the OCC of the filing by the Company Bank and CCBI Bank of an Interagency Bank Merger Act Application (the “Application”) pursuant to Section 18(c) of the Federal Deposit Insurance Act, as amended, with the OCC, and the expiration of the waiting period with respect thereto;
(ii)    The notice required to be filed with the OCC with respect to the Company’s insurance agency subsidiary pursuant to 12 CFR 1.5.39 Financial subsidiaries of a national bank;
(iii)    The approval by the Minnesota Department of Commerce of CCBI Bank’s Application, pursuant to Minn. Stat. 46.048, after the filing of a notice of proposed acquisition of control;
(iv)    The approval of the Federal Reserve Bank pursuant to Section 3(a)(3) of the Bank Holding Company Act of 1956, as amended (the “BHCA”);
(v)    The effectiveness of any filing made with the SEC under the Securities Act or the Exchange Act, including the Form S-4; and
(vi)    The approval for listing on NASDAQ of the CCBI Common Stock to be issued pursuant to the Merger, subject to notice of issuance.
“Subsidiaries” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which CCBI or the Company, as the case may be (either alone or through or together with any other Subsidiaries), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.
[Signature Page Follows]

IN WITNESS WHEREOF, CCBI and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.
CITIZENS COMMUNITY BANCORP, INC.

By: /s/ Stephen Bianchi
Name:     Stephen Bianchi
Title:     President and CEO

WELLS FINANCIAL CORP.

By: /s/ James D. Moll
Name:    James D. Moll
Title:    President and CEO